                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                         HEALTHDYNE TECHNOLOGIES, INC.
                                       AT

                               $13 NET PER SHARE

                                       BY
                                  I.H.H. CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                              INVACARE CORPORATION

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON MONDAY, FEBRUARY 24, 1997, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS: (1) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THERE HAVE BEEN VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY WHICH, WHEN ADDED TO THE 600,000 SHARES BENEFICIALLY OWNED BY THE PURCHASER AND ITS AFFILIATES, WOULD CONSTITUTE AT LEAST 51% OF THE VOTING POWER (DETERMINED ON A FULLY DILUTED BASIS) ON THE DATE OF PURCHASE OF ALL SECURITIES OF THE COMPANY ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS AND IN A MERGER; (2) THE COMPANY'S PREFERRED STOCK PURCHASE RIGHTS HAVING BEEN REDEEMED BY THE COMPANY'S BOARD OF DIRECTORS OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT SUCH PREFERRED STOCK PURCHASE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO, OR THAT THE DILUTIVE PROVISIONS THEREOF WOULD NOT BE TRIGGERED BY, THE OFFER OR THE PROPOSED MERGER DESCRIBED HEREIN; (3) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RESTRICTIONS ON BUSINESS COMBINATIONS CONTAINED IN SECTIONS 14-2-1131 THROUGH 14-2-1133 OF THE GEORGIA BUSINESS CORPORATION CODE (THE "GBCC") WOULD NOT APPLY TO THE PURCHASER OR THE PARENT IN CONNECTION WITH THE OFFER OR THE PROPOSED MERGER (AS A RESULT OF ACTION BY THE COMPANY'S BOARD OF DIRECTORS, THE OWNERSHIP BY THE PURCHASER AND ITS AFFILIATES UPON CONSUMMATION OF THE OFFER OF AT LEAST 90% OF THE OUTSTANDING VOTING STOCK OF THE COMPANY (OTHER THAN SHARES HELD BY DIRECTORS, OFFICERS AND CERTAIN EMPLOYEE STOCK PLANS OF THE COMPANY) OR OTHERWISE); AND (4) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RESTRICTIONS ON BUSINESS COMBINATIONS CONTAINED IN SECTIONS 14-2-1110 THROUGH 14-2-1113 OF THE GBCC WOULD NOT APPLY TO THE PURCHASER OR THE PARENT IN CONNECTION WITH THE OFFER OR THE PROPOSED MERGER OR ARE INVALID (IN EITHER CASE, AS A RESULT OF ACTION BY THE COMPANY'S BOARD OF DIRECTORS, JUDICIAL ACTION OR OTHERWISE) OR THAT THE PROPOSED MERGER MAY BE CONSUMMATED WITHOUT ANY APPROVAL REQUIRED UNDER SUCH SECTIONS OF THE GBCC AT A PRICE PER SHARE NOT IN EXCESS OF THE PRICE PER SHARE TO BE PAID IN THE OFFER. THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING.
                           --------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:
                              SALOMON BROTHERS INC
                                ---------------

January 27, 1997                                        (CONTINUED ON NEXT PAGE)

(CONTINUED FROM PREVIOUS PAGE)

                                   IMPORTANT

    Any shareholder desiring to tender all or any portion of such shareholder's shares of Common Stock, par value $0.01 per share (the "Shares"), and the associated Preferred Stock Purchase Rights (the "Rights"), of the Company should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary (as defined herein), and either deliver the certificates representing the tendered Shares and, if separate, the certificates representing the associated Rights and any other required documents to the Depositary or tender such Shares (and Rights, if applicable) pursuant to the procedure for book-entry transfer set forth in Section 3 or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Shareholders having Shares (and Rights, if applicable) registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares (and Rights, if applicable) so registered. Unless and until the Purchaser declares that the Rights Condition (as defined herein) is satisfied, holders of Shares will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share.

    A shareholder who desires to tender Shares and Rights and whose certificates representing such Shares (and Rights, if applicable) are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, must tender such Shares (and Rights, if applicable) by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to Salomon Brothers Inc, the Dealer Manager, and MacKenzie Partners, Inc., the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
INTRODUCTION...............................................................................................           1

THE TENDER OFFER...........................................................................................          10
     1. Term of the Offer; Expiration Date.................................................................          10
     2. Acceptance for Payment and Payment for Shares......................................................          11
     3. Procedure for Tendering Shares and Rights..........................................................          13
     4. Withdrawal Rights..................................................................................          16
     5. Certain Federal Income Tax Consequences............................................................          17
     6. Price Range of Shares; Dividends...................................................................          18
     7. Certain Information Concerning the Company.........................................................          18
     8. Certain Information Concerning the Purchaser and the Parent........................................          20
     9. Source and Amount of Funds.........................................................................          22
    10. Background of the Offer; Contacts with the Company.................................................          23
    11. Purpose of the Offer; the Merger; Plans for the Company............................................          29
    12. Dividends and Distributions........................................................................          40
    13. Effect of the Offer on the Market for the Shares, Nasdaq Listing and Exchange Act Registration.....          40
    14. Certain Conditions of the Offer....................................................................          41
    15. Certain Legal Matters and Regulatory Approvals.....................................................          46
    16. Fees and Expenses..................................................................................          48
    17. Miscellaneous......................................................................................          49

Schedule I  Directors and Executive Officers of the Purchaser and the Parent

Schedule II Parent Purchases of Shares

To: The Shareholders of
HEALTHDYNE TECHNOLOGIES, INC.

                                  INTRODUCTION

    I.H.H. Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Invacare Corporation, an Ohio corporation (the "Parent"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Healthdyne Technologies, Inc., a Georgia corporation (the "Company"), and (unless and until the Purchaser declares that the Rights Condition (as defined below) is satisfied) the associated Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of May 22, 1995 (the "Rights Agreement"), between the Company and Trust Company Bank, as Rights Agent (the "Rights Agent"), at a purchase price of $13 per Share (and associated Right), net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Unless the context requires otherwise, all references in this Offer to Purchase to Shares shall be deemed to refer also to the associated Rights, and all references to Rights shall be deemed to include all benefits that may inure to the shareholders of the Company or to holders of the Rights pursuant to the Rights Agreement. Based on publicly available information, the Purchaser believes that one Right is currently associated with each Share.

    Tendering shareholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares and Rights pursuant to the Offer. The Purchaser will pay all fees and expenses of Salomon Brothers Inc, which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), IBJ Schroder Bank & Trust Company (the "Depositary") and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer. See Section 16.

    The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Purchaser intends to propose, and to seek to have the Company consummate as soon as practicable after consummation of the Offer, a merger or similar business combination (the "Merger") with the Purchaser or another direct or indirect subsidiary of the Parent, pursuant to which each then outstanding Share (other than Shares held by the Parent, the Purchaser or any other wholly owned subsidiary of the Parent, Shares held in the treasury of the Company and Shares held by shareholders who properly exercise appraisal rights under Georgia law) would be converted into the right to receive in cash the price per Share paid by the Purchaser pursuant to the Offer.

    The Purchaser will seek to have the Company consummate the Merger as soon as practicable after consummation of the Offer. However, if the Board of Directors of the Company opposes the Offer and the Merger, certain terms of the Rights and certain provisions of the Georgia Business Corporation Code (the "GBCC") and the Company's by-laws (the "By-Laws"; discussions in this Offer to Purchase of provisions of the By-Laws are based upon the By-Laws as most recently publicly disclosed by the Company) may affect the ability of the Purchaser to obtain control of the Company and to effect the Merger. Accordingly, the timing and details of the Merger will depend on a variety of factors and legal requirements, the actions of the Board of Directors of the Company, the number of Shares acquired by the Purchaser pursuant to the Offer, and whether the Minimum Condition, the Rights Condition, the Georgia Business Combination Statute Condition and the Georgia Fair Price Statute Condition (each as defined below) are satisfied.

    If the current Board of Directors of the Company opposes the Offer and the Merger, the Parent intends, if necessary to facilitate the Offer and the Merger,
(i) to nominate individuals for election as directors of the Company who, if elected, would be committed to an acquisition of the Company in accordance with the terms of the Offer and the Merger (subject to any fiduciary duties such nominees would have as directors) and (ii) to consider making other proposals at the Company's upcoming annual meeting of shareholders, and to solicit proxies from shareholders for the purpose of electing such director candidates and approving any such other proposals. Under the By-Laws, shareholder nominations and proposals to be brought before the annual meeting are required to be submitted to the Company at any time between February 22, 1997 and March 24, 1997, assuming that the annual meeting is held on approximately the same date as the Company's 1996 annual meeting (May 23), and the Parent would make any such nominations and proposals within such period. If elected, any director candidates nominated by the Parent would be committed to taking all such actions necessary or appropriate (subject to such directors' fiduciary duties) to approve and effectuate the consummation of the Offer and the Merger, including taking action to execute an agreement and plan of merger and to satisfy the Rights Condition, the Georgia Business Combination Statute Condition and the Georgia Fair Price Statute Condition. As described under "Rights Condition" below, the Parent and the Purchaser are commencing litigation seeking, among other things, to declare illegal certain provisions of the Rights Agreement which would purport to limit the ability of the Parent's nominees, if elected, to satisfy the Rights Condition under certain circumstances.

    If the Parent does not nominate director candidates for election at the annual meeting, or if such candidates are not elected, and the conditions to the Offer are not otherwise satisfied, the Parent will explore the other options available to it, including taking action to call a special meeting of the Company's shareholders or utilizing any other available methods for the purpose of removing members of the current Board of Directors of the Company and electing director candidates nominated by the Parent or taking other actions to facilitate the consummation of the Offer and the Merger. Under the By-Laws, the Company is required to call a special meeting of the shareholders upon the demand of the holders of sixty percent (60%) of the outstanding Shares.

    THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY'S SHAREHOLDERS OR ANY ACTION IN LIEU THEREOF. ANY SUCH SOLICITATION WHICH THE PURCHASER MAY MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS IN COMPLIANCE WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT").

    Upon consummation of the Offer, assuming the Minimum Condition, the Rights Condition, the Georgia Business Combination Statute Condition, the Georgia Fair Price Statute Condition and the other conditions to the Offer set forth in
Section 14 are satisfied, the Purchaser will own sufficient Shares, subject to the procedures described in Section 11, ultimately to remove and/or replace the Company's Board of Directors and to approve the Merger without the vote of any other shareholder. For a discussion of certain appraisal rights available to shareholders upon consummation of the Merger, see Section 11.

    THE OFFER IS CONDITIONED, AMONG OTHER THINGS, UPON SATISFACTION OF THE FOLLOWING CONDITIONS: (1) THE MINIMUM CONDITION, (2) THE RIGHTS CONDITION, (3) THE GEORGIA BUSINESS COMBINATION STATUTE CONDITION AND (4) THE GEORGIA FAIR PRICE STATUTE CONDITION, EACH OF WHICH IS DESCRIBED BELOW. CERTAIN OTHER CONDITIONS TO THE OFFER ARE DESCRIBED IN SECTION 14. THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING.

    THE MINIMUM CONDITION. The Offer is subject to the condition (the "Minimum Condition") that the Purchaser shall be satisfied, in its sole discretion, that there shall have been validly tendered and not properly withdrawn on or prior to the Expiration Date (as defined below) a number of Shares which, when added to the Shares beneficially owned by the Purchaser and its affiliates (including the Parent), constitute at least 51% of the voting power (determined on a fully diluted basis) on the date of purchase of all securities of the Company entitled to vote generally in the election of directors and in a merger.

    According to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 (the "September 10-Q"), 12,625,039 Shares were outstanding at November 1, 1996. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "1995

10-K"), options covering a total of approximately 1,874,000 Shares were outstanding under the Company's various stock option plans at December 31, 1995. The Parent currently beneficially owns an aggregate of 600,000 Shares (including 100 Shares owned by the Purchaser), representing approximately 4.8% of the Shares outstanding based on the number of Shares reported by the Company as outstanding at November 1, 1996. See Section 8. Based on this information, the Purchaser believes that the Minimum Condition will be satisfied if approximately 6,794,510 Shares are validly tendered pursuant to the Offer and not properly withdrawn. However, the Minimum Condition will depend on the facts as they exist on the date on which Shares are purchased pursuant to the Offer.

    If, upon consummation of the Offer, the Purchaser and the Parent together own at least 51% of the outstanding Shares (determined on a fully diluted basis), then the Purchaser and the Parent will own sufficient Shares to enable them to effect shareholder approval of the Merger (assuming that the Georgia Business Combination Statute Condition and the Georgia Fair Price Statute Condition are satisfied).

    THE RIGHTS CONDITION. The Offer is subject to the condition (the "Rights Condition") that the Purchaser shall be satisfied, in its sole discretion, that the Rights shall have been redeemed by the Company's Board of Directors or that such Rights have been invalidated or are otherwise inapplicable to, or the dilutive provisions thereof will not be triggered by, the Offer or the Merger. The Rights are described in the Company's Form 8-A dated May 19, 1995 (the "May 19 Form 8-A"). The following discussion, including the summary of certain aspects of the Rights, is based in part on information contained in the May 19 Form 8-A and is qualified by reference to such information. Although the Purchaser and the Parent do not have any knowledge that would indicate that any statements contained herein based upon such document are untrue, neither the Purchaser nor the Parent assumes any responsibility for the accuracy or completeness of the information contained in such document, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Purchaser and the Parent. A more detailed description of the Rights is contained in Section 11.

        FLIP-IN AND FLIP-OVER. If at any time following the Distribution Date (as defined in Section 11), (i) a person or group of affiliated or associated persons becomes the beneficial owner of 20% or more of the then outstanding Shares (except pursuant to a tender offer or exchange offer for all outstanding Shares determined by a majority of the Continuing Directors (as defined below) to be fair to shareholders and otherwise in the best interests of the Company and its shareholders) or (ii) certain other transactions take place involving an Acquiring Person (as defined in Section
    11) or between an Acquiring Person or an affiliate of an Acquiring Person and the Company, each holder of a Right will thereafter have the right to receive, upon exercise, Shares (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right (the "Flip-In"). However, Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable by the Company as set forth below. If at any time following the Stock Acquisition Date (as defined in Section 11), (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or in which all or part of its Shares are changed or exchanged (unless such transaction follows a tender offer or exchange offer approved by the Continuing Directors as set forth above) or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right (the "Flip-Over"). The events described in the Flip-In and the Flip-Over are referred to as the "Triggering Events." The term "Continuing Director" means any member of the Company's Board of Directors who was a member of the Board prior to May 22, 1995, the date of the Rights Agreement, or has been subsequently elected to the Board if such person was recommended or approved by a majority of the Continuing Directors, but does not include an Acquiring Person or any representative thereof. Notwithstanding any of the foregoing, following the occurrence of any of the Triggering

    Events, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

        The Purchaser believes that, unless the Rights are redeemed or amended, or a majority of the current Board of Directors approves the Offer for the purposes of the determination described above, the consummation of the Offer likely would cause the Purchaser to become an Acquiring Person and trigger the Flip-In and, as a result, could permit significant dilution to the Purchaser's and the Parent's interest in the Company, rendering the Offer and the Merger economically unattractive for the Purchaser and the Parent.

        REDEMPTION AND AMENDMENT; DEAD-HAND PILL RESTRICTIONS. Except as set forth in the next sentence, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right at any time until the tenth day following the Stock Acquisition Date (as such period may be extended by the Company). However, the Rights Agreement contains unusual provisions, commonly referred to as "dead-hand pill" restrictions, which, under certain circumstances, purport to prevent a newly elected Board of Directors from redeeming or amending the Rights without the consent of the old directors. Among other things, the "dead-hand pill" restrictions purport to require the concurrence of a majority of the Continuing Directors to redeem the Rights on or after the time a person becomes an Acquiring Person or on or after a change (resulting from a proxy or consent solicitation) in a majority of the Company's directors if any person who participates in such solicitation states or a majority of the Board of Directors of the Company determines in good faith that such person (or any of its affiliates or associates) intends to take, or may consider taking, any action which would result in such person becoming an Acquiring Person or which would cause the occurrence of a Triggering Event. After the initial redemption period, the right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to 10% or less of the outstanding Shares in a transaction or series of transactions not involving the Company and there are no other Acquiring Persons. In addition, from the end of the initial redemption period until the occurrence of a Triggering Event, the Company may redeem the Rights provided that such redemption is incidental to a merger, consolidation or other business combination involving the Company or a reorganization or restructuring of the Company which is approved by a majority of the Continuing Directors. The "dead-hand pill" restrictions further purport to require the concurrence of a majority of the Continuing Directors for any supplement or amendment to the Rights Agreement.

        RIGHTS CERTIFICATES. Until the Distribution Date, the Rights will be transferred with and only with the Shares. Until the Distribution Date, the surrender for transfer of any of the certificates representing Shares (the "Share Certificates") will also constitute the surrender for transfer of the Rights associated with the Shares represented by such Share Certificates. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of Shares as of the close of business on the Distribution Date. After the Distribution Date, the Rights will be evidenced solely by such Rights Certificates.

    Unless and until the Purchaser declares that the Rights Condition is satisfied, holders of Shares will also be required to tender one Right for each Share tendered in order to effect a valid tender of such Share. If separate certificates for the Rights are not issued, a tender of Shares will also constitute a tender of associated Rights.

    The Purchaser believes that currently the Rights are not exercisable, Rights Certificates have not been issued and the Rights are evidenced by the Share Certificates. The Purchaser believes that under the Rights Agreement, as a result of the commencement of the Offer, the Distribution Date will be as early as February 10, 1997, unless prior to that date the Company's Board of Directors redeems the Rights or takes action to delay the Distribution Date.

    The Purchaser is hereby requesting that the Company's Board of Directors redeem the Rights or take other action to invalidate the Rights or otherwise render the Rights inapplicable to, or prevent the dilutive provisions thereof from being triggered by, the Offer or the Merger, in each case in order to permit the Offer and the Merger to be consummated, including by making the determination that the Offer is fair to the shareholders and in the best interests of the Company and its shareholders. The Purchaser believes that under the circumstances of the Offer and under applicable law, the Board of Directors of the Company is obligated by its fiduciary responsibilities to redeem the Rights or take such other action described above. However, there can be no assurance that the Board of Directors will take any such action.

    If the current Board of Directors does not so redeem the Rights or take such other action, any action by the Parent to change the composition of the Board of Directors would be intended, among other things, to result in the reconstituted Board taking action to effect such redemption or take such other actions. However, such a reconstituted Board of Directors may, under the purported terms of the "dead-hand pill" restrictions described above, be powerless to effect such redemption or take such other actions, notwithstanding the mandate the Company's shareholders will have given to the Parent's nominees to the Board of Directors in such election, unless one or more Continuing Directors remain on the Board of Directors and a majority of them approve the redemption or such other actions.

    The Parent and the Purchaser believe that the "dead-hand pill" restrictions, which were adopted by the current Board of Directors of the Company without shareholder approval, are a collection of draconian and extreme director-entrenching provisions which, in purporting to limit the ability of future Boards of Directors of the Company (including any nominated by the Parent or the Purchaser) from acting in the best interests of the Company and its shareholders by redeeming or otherwise nullifying the Rights in connection with a proposed transaction, denies the shareholders and future Boards of Directors meaningful access to and control over the assets of the Company and hinders and prevents the exercise of fundamental shareholder rights under Georgia law. The Parent and the Purchaser believe that such provisions violate Georgia and federal law and are commencing litigation against the Company and certain of its directors in the United States District Court for the Northern District of Georgia (the "Defensive Tactics Litigation") seeking, among other things, (i) an order declaring the "dead-hand pill" restrictions of the Rights Agreement illegal and unenforceable and compelling the Company's Board of Directors to amend the Rights Agreement to remove such restrictions and (ii) an order compelling the Company's Board of Directors to fulfill their fiduciary duties by redeeming the Rights or amending the Rights Agreement to make the Rights inapplicable to the Offer and the Merger. A more detailed description of the Defensive Tactics Litigation is contained in Section 15.

    THE GEORGIA BUSINESS COMBINATION STATUTE CONDITION. The Offer is subject to the condition (the "Georgia Business Combination Statute Condition") that the Purchaser shall be satisfied, in its sole discretion, that the restrictions on business combinations contained in Sections 14-2-1131 through 14-2-1133 of the GBCC (collectively, the "Georgia Business Combination Statute") would not apply to the Purchaser or the Parent in connection with the Offer or the Merger (as a result of action by the Company's Board of Directors, the ownership by the Purchaser upon consummation of the Offer of at least 90% of the outstanding voting stock of the Company (other than Shares held by directors, officers and certain employee stock plans of the Company) or otherwise).

    In general, the Georgia Business Combination Statute prohibits any person who is defined to be an "Interested Shareholder", including a beneficial owner of 10% or more of the voting power of the outstanding voting shares of a corporation, from engaging in certain business combinations (including business combinations such as the Merger) with such corporation for a period of five years following the date on which such person became an Interested Shareholder, unless (i) either the transaction by which such person became an Interested Shareholder or the business combination is approved by the board of directors of the corporation prior to the date on which such person became an Interested Shareholder, (ii) upon consummation of the transaction which resulted in such person becoming an Interested Shareholder, such person owned at least 90% of the voting stock outstanding at the time the transaction commenced, excluding shares owned by (a) persons who are officers or directors of the corporation and their affiliates or associates, (b) subsidiaries of the corporation and (c) any employee stock plan under which employee participants do not have the right to determine confidentially the extent to which shares held subject to the plan will be tendered in a tender or exchange offer (all such non-excluded voting stock, "Eligible Voting Stock"), or (iii) subsequent to the date on which such person became an Interested Shareholder, the Interested Shareholder becomes the owner of 90% of the outstanding voting stock of the corporation and the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual meeting or a special meeting of the shareholders, of at least a majority of the outstanding voting stock not beneficially owned by the Interested Shareholder or any of its affiliates or associates or by persons who are directors or officers of the Interested Shareholder. The requirements of the Georgia Business Combination Statute do not apply unless the corporation adopts a by-law expressly electing to be governed thereby. According to publicly available information, the Company's By-Laws have included such a provision at least since December 31, 1995. Accordingly, the requirements of the Georgia Business Combination Statute apply to the Company. Consequently, under the Georgia Business Combination Statute, unless the Board of Directors of the Company approves the Offer and the Merger in advance of the consummation of the Offer or the Purchaser and the Parent own 90% of the Eligible Voting Stock upon consummation of the Offer, the Merger could not occur for five years following the consummation of the Offer unless the Parent and its affiliates acquire 90% of the outstanding Shares and the Merger is approved by the Board of Directors of the Company and by a majority of the outstanding Shares not owned by the Parent or its affiliates.

    According to the September 10-Q, 12,625,039 Shares were outstanding at November 1, 1996 and, according to the Company's 1996 Proxy Statement, at March 15, 1996, directors and officers of the Company beneficially owned an aggregate of approximately 1,878,262 Shares (which number includes options to acquire an unspecified number of Shares exercisable at that time or within 60 days thereof, and which thus is not directly comparable to the aggregate number of Shares reported by the Company to be outstanding at November 1, 1996). In addition, according to publicly available Statements of Beneficial Ownership on Form 4 filed prior to the date hereof, the Purchaser believes that Parker H. Petit, Chairman of the Board of Directors of the Company, has disposed of 349,860, or 37%, of the 955,411 Shares reported to have been beneficially owned by him at March 15, 1996 (excluding options), including the sale in May 1996 of an aggregate of 159,926 Shares at prices ranging from $13.00 to $14.25 per Share, the exchange in June 1996 of 185,000 Shares for interests in a limited partnership "exchange" fund sponsored by a third-party investment bank and the distribution from trust of 4,934 Shares to persons not affiliated with the Company. No information contained in the Company's public filings to date indicates that the Company has any employee stock plans which would hold non-Eligible Voting Stock. Because of the differences in times and methods of reporting the aggregate number of outstanding Shares and the aggregate number of Shares beneficially owned by directors and officers of the Company, the Purchaser is unable to calculate with precision the current aggregate amount of the outstanding Shares, on either a primary or a fully-diluted basis, constituted by Eligible Voting Stock. Accordingly, the Purchaser is unable to calculate with precision at this time the number of Shares needed to be tendered in the Offer in order for the Georgia Business Combination Statute Condition to be satisfied as a result of the Purchaser and the Parent owning 90% of the Eligible Voting Stock upon consummation of the Offer.

    The Purchaser is hereby requesting that the Board of Directors approve the Offer and the Merger for purposes of the Georgia Business Combination Statute. Under the circumstances of the Offer and under applicable law, the Purchaser believes that the Board of Directors of the Company is obligated by its fiduciary responsibilities to approve, pursuant to the Georgia Business Combination Statute, the acquisition of Shares pursuant to the Offer and the Merger. However, there can be no assurance that the Board of Directors will do so. The Parent and the Purchaser are seeking an order in the Defensive Tactics Litigation to compel the Company's Board of Directors to approve the Offer and the Merger for purposes of the Georgia Business Combination Statute. If the Board does not so approve the Offer and the Merger but upon consummation of the Offer the Purchaser and the Parent together own at least 90% of the

Eligible Voting Stock of the Company, then the restrictions on business combinations contained in the Georgia Business Combination Statute would not be applicable.

    As indicated above, any action by the Purchaser and the Parent to change the composition of the Board of Directors would be intended, among other things, to result in the reconstituted Board taking action to approve the Offer and the Merger in order to satisfy the Georgia Business Combination Statute Condition.

    THE GEORGIA FAIR PRICE STATUTE CONDITION. The Offer is subject to the condition (the "Georgia Fair Price Statute Condition") that the Purchaser shall be satisfied, in its sole discretion, that the restrictions on business combinations contained in Sections 14-2-1110 through 14-2-1113 of the GBCC (collectively, the "Georgia Fair Price Statute") would not apply to the Purchaser or the Parent in connection with the Offer or the Merger or are invalid (in either case, as a result of action by the Company's Board of Directors, judicial action or otherwise) or that the Merger may be consummated without any approval required under the Georgia Fair Price Statute at a price per Share not in excess of the price per Share to be paid in the Offer.

    The requirements of the Georgia Fair Price Statute do not apply unless the corporation adopts a by-law expressly electing to be governed thereby. According to publicly available information, the Company's By-Laws did not include such a provision until January 23, 1997, when the Company's Board of Directors, after the Parent had made public its interest in an acquisition of the Company, amended the By-Laws to include such a provision. Accordingly, the requirements of the Georgia Fair Price Statute now purport to apply to the Company.

    In general, except as provided below, the Georgia Fair Price Statute requires that certain business combinations (including business combinations such as the Merger) between a Georgia corporation and an Interested Shareholder, including a beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation, be either (i) unanimously approved by the continuing directors, provided that the continuing directors constitute at least three members of the board of directors at the time of such approval, or (ii) recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the Interested Shareholder. As used with respect to the Georgia Fair Price Statute, a "continuing director" means any member of the corporation's board of directors who is not an affiliate or associate of the Interested Shareholder or any of its affiliates (other than the corporation or any of its subsidiaries) and who was a director of the corporation prior to the date on which the Interested Shareholder first became such, and any successor to such continuing director who is not an affiliate or an associate of the Interested Shareholder or any of its affiliates (other than the corporation or its subsidiaries) and is recommended or elected by a majority of all the continuing directors.

    However, the board and shareholder approval requirements of the Georgia Fair Price Statute do not apply to a business combination in which the only outstanding securities of the corporation are common shares of the same class for which cash consideration only will be paid if each of the following conditions (as described more fully in Section 11, the "Merger Price Provisions") is met:

         (i) the aggregate amount of cash to be received per share by shareholders is at least equal to the highest of:

           (a) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any common shares acquired by it (1) within the two-year period immediately prior to the first general public announcement of the proposal of the business combination (the "Announcement Date"), or (2) in the transaction in which it became an Interested Shareholder, whichever is higher, or

           (b) the "fair market value" (defined as the highest closing sale price during the 30-day period including and immediately preceding the date in question) per share as determined (x) on the Announcement Date or
       (y) the date on which an Interested Shareholder first became such, whichever fair market value is higher;

        (ii) after the Interested Shareholder has become such and prior to the consummation of such business combination, unless approved by a majority of the continuing directors, (x) there has been no effective change in the dividend policy of the corporation which adversely affects the shareholders and (y) there has been no increase in the Interested Shareholder's percentage ownership of common shares by more than 1% in any twelve-month period; and

        (iii) after the Interested Shareholder has become such, the Interested Shareholder has not received any direct or indirect benefit from the corporation not received by all other shareholders proportionately.

    A more detailed description of the Georgia Fair Price Statute is contained in Section 11.

    The price per Share to be paid in the Offer (the "Offer Price") is higher than both (i) the highest per share price paid by the Parent and the Purchaser for any Shares acquired by them within the two-year period immediately prior to the relevant Announcement Date, January 10, 1997, the date on which the Parent first publicly announced its proposal of an acquisition of the Company in a merger transaction, and (ii) the fair market value of the Shares as of such Announcement Date.

    The Georgia Fair Price Statute is designed to protect shareholders against the inequities of certain takeover tactics, such as so-called "two-tiered" transactions in which lesser consideration is paid in the second-step merger than in the first-step tender offer, which result in minority shareholders who do not participate in the initial tender offer receiving a lower price or less desirable form of consideration than the tendering shareholders. Because holders of Shares are to receive the same cash consideration per Share in the Merger as that paid by the Purchaser pursuant to the Offer, the Parent and the Purchaser believe that the Offer and the Merger are in accord with the purpose and intent of the Georgia Fair Price Statute. Moreover, if the highest closing stock price for the Shares during the 30-day period including and immediately preceding the date of consummation of the Offer is not in excess of the Offer Price and the other procedural requirements of the Merger Price Provisions are met, the terms of the Merger Price Provisions would not require a higher price to be paid in the Merger than in the Offer, and the Georgia Fair Price Statute Condition would be satisfied, without the need for any action or approval of the Board of the Directors or the shareholders of the Company. However, the Parent and the Purchaser are unable to predict whether the closing stock price for the Shares on any day in the 30-day period including and immediately preceding the date on which the Offer is consummated will be in excess of the Offer Price, whether as a result of anomalous or manipulative trading activity or otherwise.

    If the Merger Price Provisions are not met, the terms of the Georgia Fair Price Statute would purport to prohibit the Merger from occuring after consummation of the Offer unless the Merger is either (i) unanimously approved by the continuing directors, and such continuing directors constitute at least three members of the Company's Board of Directors at the time of such approval, or (ii) recommended by at least two-thirds of the continuing directors and approved by holders of a majority of Shares other than voting shares beneficially owned by the Purchaser or its affiliates. The Purchaser is hereby requesting that the Board of Directors unanimously approve the Offer and the Merger for purposes of the Georgia Fair Price Statute. Under the circumstances of the Offer and under applicable law, the Purchaser believes that the Board of Directors of the Company is obligated by its fiduciary responsibilities to unanimously approve, pursuant to the Georgia Fair Price Statute, the acquisition of Shares pursuant to the Offer and the Merger. However, there can be no assurance that the Board of Directors will do so.

    If the current Board of Directors does not so approve the Offer and the Merger, any action by the Parent to change the composition of the Board of Directors would be intended, among other things, to result in the reconstituted Board taking unanimous action to approve the Offer and the Merger in order to satisfy the Georgia Fair Price Statute Condition.

    To the extent that the Georgia Fair Price Statute purports to require approval of continuing directors or minority shareholders in order for an all-cash, non-coercive tender offer and merger, such as the Offer and the Merger, to be effected at the same price, the Parent and the Purchaser believe that the Georgia Fair Price Statute is invalid and violates the Georgia and United States Constitutions. The Defensive Tactics Litigation seeks, among other things, (i) an order declaring the Georgia Fair Price Statute illegal and unenforceable to such extent and (ii) an order compelling the Company's Board of Directors to approve the Offer and the Merger for purposes of the Georgia Fair Price Statute.

                                     * * *

    The Purchaser expressly reserves the right to waive any one or more of the conditions to the Offer. See Sections 11, 14 and 15.

    As indicated in the Parent's press release announcing the commencement of the Offer (set forth in full in Section 10), in the context of a negotiated transaction the Parent would consider discussing the Offer Price if the Company's management is able to substantiate significant additional values to the Parent's satisfaction, and is prepared to discuss all other aspects of the Offer fully with the Company, including the structure of the transaction and the form of consideration. If the Company and the Parent should enter into discussions and negotiations resulting in a definitive merger or other agreement between the Company and the Parent, certain material terms of the Offer and/or the Merger, such as the amount or form of purchase price consideration, may change. Alternatively, such negotiations could result in, among other things, termination of the Offer and submission of a different acquisition proposal to the Company's shareholders for their approval. If prior to the Expiration Date the Purchaser increases the consideration offered to shareholders pursuant to the Offer, such increased consideration will be paid to all shareholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

    In the event the Offer is not consummated, the Purchaser intends to explore all options which may be available to it at such time, which may include, without limitation, the acquisition of Shares through open-market purchases, privately negotiated transactions, another tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. The Purchaser also reserves the right to sell or otherwise dispose of Shares.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

    1. TERM OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment, and pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, February 24, 1997, unless and until the Purchaser, in its sole discretion, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

    THE OFFER IS CONDITIONED UPON THE SATISFACTION OF THE MINIMUM CONDITION, THE RIGHTS CONDITION, THE GEORGIA BUSINESS COMBINATION STATUTE CONDITION, THE GEORGIA FAIR PRICE STATUTE CONDITION, THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT") AND THE SATISFACTION OF THE OTHER CONDITIONS SET FORTH IN SECTION 14. THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING.

    If by the Expiration Date any or all of such conditions have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), (i) to decline to purchase any of the Shares tendered and terminate the Offer, (ii) to waive all of the unsatisfied conditions and purchase all Shares validly tendered, (iii) to extend the Offer and, subject to the right of tendering shareholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended or (iv) to amend the Offer.

    Subject to the applicable rules and regulations of the Commission, the Purchaser reserves the right, in its sole discretion, at any time and from time to time, regardless of whether the conditions specified in Section 14 shall have been satisfied or any of the events or facts set forth in Section 14 shall have occurred, (i) to extend the period during which the Offer is open and thereby delay acceptance for payment of and payment for any tendered Shares or (ii) to waive any condition or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such extension, waiver or amendment to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares. See Section 4. UNDER NO CIRCUMSTANCE WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT FOR TENDERED SHARES.

    The Purchaser acknowledges (i) that Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) that the Purchaser may not (except in order to comply with applicable law) delay acceptance for payment of, or payment for, any Shares upon the occurrence of any of the events or facts specified in Section 14 without extending the period of time during which the Offer is open.

    There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof, which announcement in the case of an extension will be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

    If the Purchaser makes a material change in the terms of the Offer or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum period of ten business days from the day of such change is generally required to allow for adequate dissemination to shareholders.

    Requests are being made to the Company pursuant to Rule 14d-5 of the Exchange Act and Sections 14-2-1602 and 14-2-1603 of the GBCC for the use of the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares and, in the case of the request under the GBCC, to otherwise communicate with the other shareholders regarding, among other things, the annual meeting and any special meeting. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares, by the Purchaser following receipt of such lists or listings from the Company, or by the Company if it so elects under Rule 14d-5.

    2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date as soon as practicable after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Offer set forth in Section 14, including without limitation the expiration or termination of the waiting period applicable to the acquisition of Shares pursuant to the Offer under the HSR Act. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares pending receipt of any other regulatory approvals specified in Section
15. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act.

    The Parent intends to file as soon as practicable after the date hereof with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act with respect to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by the Parent, unless prior to the expiration or termination of the waiting period the FTC or the Antitrust Division extends the waiting period by requesting additional information from the Parent. If such a request is made, the waiting period applicable to the Offer will expire on the tenth calendar day after the date of substantial compliance by the Parent with such request. Thereafter, the waiting period may only be extended by court order. The waiting period under the HSR Act may be terminated by the FTC and the Antitrust Division prior to its expiration. For information with respect to approvals required to be obtained prior to the consummation of the Offer, including under the HSR Act, see Section 15.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share Certificates for such Shares and, if applicable, Rights Certificates, or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares and, if applicable, Rights into the Depositary's account at The Depository Trust

Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares and, if applicable, Rights which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

    Unless and until the Purchaser declares that the Rights Condition is satisfied, if Rights Certificates have been distributed to holders of Shares, such holders are required to tender, or make book-entry transfer of, Rights Certificates representing a number of Rights equal to the number of Shares being tendered in order to effect a valid tender of such Shares.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting such payments to shareholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCE WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. If, for any reason whatsoever, acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then without prejudice to the Purchaser's rights set forth herein, the Depositary may nevertheless, on behalf of the Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering shareholder is entitled to and duly exercises withdrawal rights as described in Section 4.

    If any tendered Shares are not accepted for payment for any reason or if Share Certificates are submitted for more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), in each case with the related Rights Certificates, if any, as promptly as practicable following the expiration, termination or withdrawal of the Offer.

    IF PRIOR TO THE EXPIRATION DATE THE PURCHASER INCREASES THE CONSIDERATION OFFERED TO SHAREHOLDERS PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION WILL BE PAID TO ALL SHAREHOLDERS WHOSE SHARES ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED OR ACCEPTED FOR PAYMENT PRIOR TO SUCH INCREASE IN CONSIDERATION.

    The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase all or any portion of the Shares and Rights tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    3. PROCEDURE FOR TENDERING SHARES AND RIGHTS. VALID TENDER. Except as set forth below, in order for Shares and, prior to the Distribution Date, Rights to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares and Rights, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates and Rights Certificates, if applicable, evidencing tendered Shares and Rights must be received by the Depositary at such address or such Shares and Rights must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures described below must be complied with.

    If the Purchaser declares that the Rights Condition is satisfied, the Purchaser will not require delivery of Rights Certificates. Unless and until the Purchaser declares that the Rights Condition is satisfied, holders of Shares will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share. ACCORDINGLY, SHAREHOLDERS WHO SELL THEIR RIGHTS SEPARATELY FROM THEIR SHARES AND DO NOT OTHERWISE ACQUIRE RIGHTS MAY NOT BE ABLE TO SATISFY THE REQUIREMENTS OF THE OFFER FOR A VALID TENDER OF SHARES.

    RIGHTS CERTIFICATES. If separate Rights Certificates are not issued, a tender of Shares will also constitute a tender of associated Rights. If the Distribution Date has occurred and Rights Certificates have been distributed to holders prior to the date of tender pursuant to the Offer, Rights Certificates representing a number of Rights equal to the number of Shares being tendered must be delivered to the Depositary or, if available, a Book-Entry Confirmation must be received by the Depositary with respect thereto in order for such Shares to be validly tendered. If the Distribution Date has occurred and Rights Certificates have not been distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to a shareholder receiving Rights Certificates by use of the guaranteed delivery procedures described below. A tender of Shares without Rights Certificates constitutes an agreement by the tendering shareholder to deliver Rights Certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three business days after the date such Rights Certificates are distributed. If the Rights Condition is not satisfied and the Distribution Date occurs prior to the Expiration Date, the Purchaser reserves the right to require that the Depositary receive such Rights Certificates or a Book-Entry Confirmation with respect to such Rights prior to accepting Shares for payment. In that event, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of, or Book-Entry Confirmation with respect to, among other things, Rights Certificates, if Rights Certificates have been distributed to holders of Shares. See Section 1.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES OR RIGHTS CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

    If the Distribution Date occurs, to the extent that the Rights become eligible for book-entry transfer under procedures established by a particular Book-Entry Transfer Facility, the Depositary will make a request to establish an account with respect to the Rights at such Book-Entry Transfer Facility as soon as practicable. If book-entry delivery of Rights is available, the foregoing book-entry transfer procedure will also apply to Rights. However, no assurance can be given that book-entry delivery of Rights will be available. If book-entry delivery is not available and if separate Rights Certificates have been issued, a tendering shareholder is not relieved of delivery requirements hereunder and thus will be required to tender Rights by means of actual physical delivery of Rights Certificates to the Depositary or pursuant to the guaranteed delivery procedures set forth below.

    DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. Signatures on Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares or Rights are tendered (i) by a registered holder of Shares and Rights who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

    If the Share Certificates or Rights Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates or Rights Certificates not accepted for payment or not tendered are to be returned, to a person other than the registered holder, the Share Certificates or Rights Certificates, as the case may be, must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name of the registered holder appears on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

    If Share Certificates and Rights Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each such delivery.

    GUARANTEED DELIVERY. If a shareholder desires to tender Shares and Rights pursuant to the Offer and such shareholder's Share Certificates or Rights Certificates are not immediately available (including because Rights Certificates have not yet been distributed by the Company), or such shareholder cannot deliver the Share Certificates or Rights Certificates and all other required documents to reach the Depositary on or prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares and Rights may nevertheless be tendered, provided that all of the following conditions are satisfied:

         (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form made available by the Purchaser is received by the Depositary as provided below on or prior to the Expiration Date; and

        (iii) the Share Certificates or Rights Certificates, as the case may be (or a Book-Entry Confirmation), representing all tendered Shares or Rights, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within (x) in the case of Shares, three trading days after the date of execution of such Notice of Guaranteed Delivery or (y) in the case of Rights, a period ending on the later of (1) three trading days after the date of execution of such Notice of Guaranteed Delivery and (2) three business days after the date the Rights Certificates are distributed to shareholders of the Company. A "trading day" is any day on which the Nasdaq National Market operated by the National Association of Securities Dealers, Inc. (the "NASD") is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the shareholder owns the Shares and, if applicable, Rights tendered within the meaning of, and that the tender of the Shares and, if applicable, Rights effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in such Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, and if the Distribution Date has occurred, Rights Certificates for, or a Book-Entry Confirmation if available with respect to, the associated Rights (unless the Purchaser elects, in its sole discretion, to make payment for such Shares pending receipt of the Rights Certificates for, or a Book-Entry Confirmation with respect to, such Rights), a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering shareholders at the same time and will depend upon when Share Certificates (or Rights Certificates) or Book-Entry Confirmations of such Shares (or Rights, if available) are received into the Depositary's account at a Book-Entry Transfer Facility. UNDER NO CIRCUMSTANCE WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID.

    If the Rights Condition is satisfied, the guaranteed delivery procedure with respect to Rights Certificates and the requirement for the tender of Rights will no longer apply.

    APPOINTMENT AS PROXY. By executing the Letter of Transmittal, a tendering shareholder irrevocably appoints designees of the Purchaser and each of them as such shareholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares and Rights tendered by such shareholder and accepted for payment by the Purchaser (and with respect to any and all other Shares or Rights or other securities issued or issuable in respect of such Shares or Rights on or after the date hereof). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares and Rights. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares and Rights for payment as provided herein. Upon such acceptance for payment, all prior powers of attorney and proxies given by such shareholder with respect to such Shares and Rights (and such other shares and securities) will be revoked without further action, and no subsequent powers of attorney and proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares and Rights (and such other shares and securities) for which such appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares and Rights to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares and Rights the Purchaser must be able to exercise full voting rights with respect to such Shares, Rights and other securities, including voting at any meeting of shareholders.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares and Rights will be determined by the Purchaser in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares and Rights of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, the Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    BACKUP FEDERAL INCOME TAX WITHHOLDING AND SUBSTITUTE FORM W-9. UNDER THE "BACKUP WITHHOLDING" PROVISIONS OF FEDERAL INCOME TAX LAW, THE DEPOSITARY MAY BE REQUIRED TO WITHHOLD 31% OF THE AMOUNT OF ANY PAYMENTS OF CASH PURSUANT TO THE OFFER. IN ORDER TO AVOID BACKUP WITHHOLDING, EACH SHAREHOLDER SURRENDERING SHARES IN THE OFFER MUST, UNLESS AN EXEMPTION APPLIES, PROVIDE THE PAYOR OF SUCH CASH WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") ON A SUBSTITUTE FORM W-9 AND CERTIFY, UNDER PENALTIES OF PERJURY, THAT SUCH TIN IS CORRECT AND THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP WITHHOLDING. IF A SHAREHOLDER DOES NOT PROVIDE ITS CORRECT TIN OR FAILS TO PROVIDE THE CERTIFICATIONS DESCRIBED ABOVE, THE INTERNAL REVENUE SERVICE ("IRS") MAY IMPOSE A PENALTY ON SUCH SHAREHOLDER AND PAYMENT OF CASH TO SUCH SHAREHOLDER PURSUANT TO THE OFFER MAY BE SUBJECT TO BACKUP WITHHOLDING OF 31%. ALL SHAREHOLDERS SURRENDERING SHARES PURSUANT TO THE OFFER SHOULD COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL TO PROVIDE THE INFORMATION AND CERTIFICATION NECESSARY TO AVOID BACKUP WITHHOLDING (UNLESS AN APPLICABLE EXEMPTION EXISTS AND IS PROVED IN A MANNER SATISFACTORY TO THE DEPOSITARY). CERTAIN SHAREHOLDERS (INCLUDING AMONG OTHERS ALL CORPORATIONS AND CERTAIN FOREIGN INDIVIDUALS AND ENTITIES) ARE NOT SUBJECT TO BACKUP WITHHOLDING. NONCORPORATE FOREIGN SHAREHOLDERS SHOULD COMPLETE AND SIGN A FORM W-8, CERTIFICATE OF FOREIGN STATUS, A COPY OF WHICH MAY BE OBTAINED FROM THE DEPOSITARY, IN ORDER TO AVOID BACKUP WITHHOLDING. SEE INSTRUCTION 11 OF THE LETTER OF TRANSMITTAL.

    Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder upon filing a Federal income tax return.

    OTHER REQUIREMENTS. The Purchaser's acceptance for payment of Shares and, if applicable, Rights tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering shareholder's representation and warranty that the shareholder is the holder of the Shares within the meaning of, and that the tender of the Shares and Rights complies with, Rule 14e-4 under the Exchange Act.

    4. WITHDRAWAL RIGHTS. Tenders of Shares and Rights made pursuant to the Offer are irrevocable, except that Shares and Rights tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after March 28, 1997 (or such later date as may apply in case the Offer is extended). If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares and

Rights or is unable to purchase Shares and Rights validly tendered pursuant to the Offer for any reason, then without prejudice to the Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of the Purchaser, retain tendered Shares and Rights and such Shares and Rights may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares or Rights to be withdrawn, the number of Shares or Rights to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares or Rights. If Share Certificates or Rights Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates the serial numbers shown on such certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares or Rights have been tendered for the account of any Eligible Institution. If Shares or Rights have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares or Rights, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. A withdrawal of Shares or Rights shall also constitute a withdrawal of the associated Rights or Shares, as applicable.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, the Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Withdrawals of Shares and Rights may not be rescinded. Any Shares or Rights properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares or Rights may be re-tendered at any time prior to the Expiration Date by again following one of the procedures described in Section 3.

    5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The summary of tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax treatment of each shareholder will depend in part upon such shareholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States, shareholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation, and persons who received payments in respect of options to acquire Shares. ALL SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

    The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local, foreign income or other tax laws. Generally, for Federal income tax purposes, a tendering shareholder will recognize gain or loss in an amount equal to the difference between the cash received by the shareholder pursuant to the Offer or the Merger and the shareholder's adjusted tax basis in the Shares (and the associated Rights) tendered by the shareholder and purchased pursuant to the Offer or converted in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted in the Merger, as the case may be.

    If Shares are held by a shareholder as capital assets, gain or loss recognized by the shareholder will be capital gain or loss, which will be long-term capital gain or loss if the shareholder's holding period for the Shares exceeds one year. There are limitations on the deductibility of capital losses. See Section 3 ("Procedure for Tendering Shares and Rights--Backup Federal Income Tax Withholding and Substitute Form W-9").

    6. PRICE RANGE OF SHARES; DIVIDENDS. According to the 1995 10-K, the Shares are traded in the over-the-counter market and are quoted principally on the Nasdaq National Market. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the Nasdaq National Market as reported in the 1995 10-K with respect to periods occurring in 1995 and as reported by the Dow Jones News Service thereafter. According to the 1995 10-K and publicly available sources, the Company did not pay any cash dividends during such periods.

                                                                                                 HIGH        LOW
                                                                                               ---------  ---------
Year Ended December 31, 1995:
  First Quarter..............................................................................  $   12.63  $    8.63
  Second Quarter.............................................................................      12.13       9.88
  Third Quarter..............................................................................      15.88      10.25
  Fourth Quarter.............................................................................      13.75       9.63

Year Ended December 31, 1996:
  First Quarter..............................................................................      13.50       8.50
  Second Quarter.............................................................................      14.88       9.88
  Third Quarter..............................................................................      13.25       8.13
  Fourth Quarter.............................................................................      10.00       7.63

Year Ended December 31, 1997:
  First Quarter (through January 24, 1997)...................................................      14.00       9.06

    The Offer represents more than a 45% premium over the $8.88 closing sale price per Share reported on the Nasdaq National Market on December 31, 1996, the last full trading day before the Parent delivered its January 2, 1997 letter to the Company proposing to acquire the Company at a price of $12.50 per Share in cash. On January 9, 1997, the day prior to the Parent's issuance of the press release announcing the transmission of the Parent's January 10, 1997 public letter offering to acquire the Company in a transaction in which shareholders would receive $12.50 per Share in cash, the closing sale price per Share reported on the Nasdaq National Market was $9.25. On January 24, 1997, the last full trading day prior to announcement of the Offer and the day on which the Company announced rejection of the Parent's prior offer, the closing sale price per Share reported on the Nasdaq National Market was $14.00. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    The Rights are currently attached to the outstanding Shares and may not be traded separately. As a result of the commencement of the Offer, the Distribution Date may be as early as February 10, 1997, after which the Rights could begin trading separately from the Shares. See Section 11. IN SUCH EVENT, SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION, IF ANY, FOR THE RIGHTS. Unless and until the Purchaser declares that the Rights Condition is satisfied, holders of Shares will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share. Accordingly, shareholders who sell their Rights separately from their Shares and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for a valid tender of Shares.

    7. CERTAIN INFORMATION CONCERNING THE COMPANY. The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. The summary information concerning the Company in this Section 7 and elsewhere in this Offer to Purchase is derived from the 1995 10-K, the September 10-Q and other publicly available information. The summary information set forth below is qualified in its entirety by reference to such reports (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the Commission and other publicly available information. Although the Purchaser and the Parent do not have any knowledge that would indicate that any statements contained herein based upon such reports are untrue, neither the Purchaser nor the Parent assumes any responsibility for the accuracy or completeness of the information contained therein, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Purchaser and the Parent.

    GENERAL. The Company is a Georgia corporation with its principal executive offices located at 1255 Kennestone Circle, Marietta, Georgia 30066. The telephone number of the Company at such offices is (770) 499-1212.

    The Company designs, manufactures, and markets technologically advanced medical devices for use in the home and in specialized clinical settings, such as subacute facilities, sleep laboratories, clinics and physician offices. The Company's principal products include diagnostic and therapeutic devices for evaluation and treatment of sleep disorders, such as obstructive sleep apnea; peak flow meters and drug delivery devices for the treatment of asthma; oxygen concentrators, medication nebulizers, and pressure support non-invasive ventilators for the treatment of respiratory disorders; and monitors for infants at risk for Sudden Infant Death Syndrome.

    FINANCIAL INFORMATION. Set forth below are certain selected consolidated financial data for the Company's three fiscal years ending December 31, 1995 which were derived from the 1995 10-K, and for the nine-month periods ending September 30, 1996 and 1995, which were derived from the Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996 and September 30, 1995. More comprehensive financial information is included in such documents (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Company with the Commission, and the following financial data is qualified in its entirety by reference to such other documents including the financial information and related notes contained therein. Such other documents may be examined and copies thereof may be obtained from the offices of the Commission and the Nasdaq Stock Market in the manner set forth below.

                         HEALTHDYNE TECHNOLOGIES, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                NINE MONTHS ENDED           FOR THE YEAR ENDED
                                                                  SEPTEMBER 30,                DECEMBER 31,
                                                               --------------------  ---------------------------------
                                                                 1996       1995        1995        1994       1993
                                                               ---------  ---------  -----------  ---------  ---------
INCOME STATEMENT DATA
Revenues.....................................................  $  85,266  $  81,529  $   110,494  $  89,012  $  68,598
Operating Earnings...........................................      8,831      8,721       12,209      8,712      9,202
Earnings before Income Taxes.................................      7,252      7,450       10,389      8,488      8,577
Income Tax Expense...........................................     (2,894)    (2,943)      (4,102)    (3,383)    (3,362)
                                                               ---------  ---------  -----------  ---------  ---------
Net Earnings.................................................  $   4,358  $   4,507  $     6,287  $   5,105  $   5,215
                                                               ---------  ---------  -----------  ---------  ---------
                                                               ---------  ---------  -----------  ---------  ---------
Net Earnings per Common Share................................  $    0.34  $    0.36  $      0.50  $    0.41  $    0.47
Weighted Average Number of Common Shares Outstanding for EPS
  Calculation................................................     12,963     12,633       12,694     12,401     11,184


                                                                 AT SEPTEMBER 30,             AT DECEMBER 31,
                                                               --------------------  ---------------------------------
                                                                 1996       1995        1995        1994       1993
                                                               ---------  ---------  -----------  ---------  ---------
BALANCE SHEET DATA
Total Assets.................................................  $  91,552  $  78,773  $    82,876  $  69,412  $  44,629
Total Liabilities............................................     48,988     44,350       45,975     36,377     14,642
Total Shareholders' Equity...................................     42,564     34,423       36,901     29,535     24,487

    The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at 1401 Brickell Avenue, Suite 200, Miami, Florida 33131, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material should be obtainable, by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material should also be available for inspection at the library of the Nasdaq Stock Market, 1735 K Street, NW, Washington, D.C. 20006. Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information.

    8. CERTAIN INFORMATION CONCERNING THE PURCHASER AND THE PARENT. The Purchaser, a Delaware corporation and a wholly owned subsidiary of the Parent, was organized in connection with the proposed acquisition of the Company and has not carried on any unrelated activities to date other than those incident to its formation.

    The Parent is the leading home medical equipment manufacturer in the world based upon its distribution channels, the breadth of its product line and sales. The Parent designs, manufactures and distributes an extensive line of medical equipment for the home health care and extended care markets. The Parent continuously revises and expands its product lines to meet changing market demands. Its products are sold principally to over 10,000 home health care and medical equipment provider locations throughout the world. Products are sold through its world-wide distribution network by its sales force, telemarketing employees and various organizations of independent manufacturer's representatives. The Parent also uses its extensive dealer network to distribute medical equipment and related supplies manufactured by others.

    The name, citizenship, business address, principal occupation or employment, and five- year employment history of each of the directors and executive officers of the Purchaser and the Parent and certain other information are set forth in Schedule I hereto.

    Set forth below are certain selected consolidated financial data relating to the Parent and its subsidiaries for the Parent's three fiscal years ending December 31, 1995 which were derived from the Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and for the nine-month periods ending September 30, 1996 and 1995, which were derived from the Parent's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996 and September 30, 1995. More comprehensive financial information is included in such documents (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Parent with the Commission, and the following financial data is qualified in its entirety by reference to such other documents including the financial information and related notes contained therein. Such other documents may be examined and copies thereof may be obtained from the offices of the Commission and the Nasdaq Stock Market in the same manner as set forth with respect to information about the Company in Section 7.

                              INVACARE CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             NINE MONTHS ENDED               FOR THE YEAR ENDED
                                                               SEPTEMBER 30,                    DECEMBER 31,
                                                          ------------------------  -------------------------------------
                                                             1996         1995         1995         1994         1993
                                                          -----------  -----------  -----------  -----------  -----------
INCOME STATEMENT DATA
Net Sales...............................................  $   451,776  $   360,577  $   504,032  $   411,123  $   365,457
Income from Operations..................................       44,943       36,875       54,144       43,736       36,870
Earnings Before Income Taxes............................       43,281       34,787       51,845       41,877       33,510
Income Taxes............................................      (16,875)     (13,210)     (19,680)     (15,500)     (11,400)
                                                          -----------  -----------  -----------  -----------  -----------
Net Earnings............................................  $    26,406  $    21,577  $    32,165  $    26,377  $    22,110
                                                          -----------  -----------  -----------  -----------  -----------
                                                          -----------  -----------  -----------  -----------  -----------
Net Earnings per Share..................................  $      0.87  $      0.72  $      1.07  $      0.89  $      0.75
Weighted Average Number of Shares Outstanding for EPS
  Calculation...........................................       30,387       30,012       30,077       29,696       29,475


                                                              AT SEPTEMBER 30,                 AT DECEMBER 31,
                                                          ------------------------  -------------------------------------
                                                             1996         1995         1995         1994         1993
                                                          -----------  -----------  -----------  -----------  -----------
BALANCE SHEET DATA
Working Capital.........................................  $   155,806  $   112,690  $   119,749  $   112,768  $    95,278
Total Assets............................................      488,082      376,764      408,750      338,109      286,367
Total Liabilities.......................................      260,681      188,210      207,431      174,102      151,405
Total Shareowners' Equity...............................      227,401      188,554      201,319      164,007      134,962

    The Parent currently beneficially owns an aggregate of 600,000 Shares (including 100 Shares owned by the Purchaser), representing approximately 4.8% of the 12,625,039 Shares reported by the Company as outstanding at November 1, 1996, 83,000 of which Shares were acquired by the Parent during the past 60 days in the transactions described in Schedule II.

    Except as described in this Offer to Purchase and in Schedules I and II, none of the Purchaser, the Parent nor, to the best knowledge of the Purchaser and the Parent, any of the persons listed on Schedule I hereto or any associate or majority-owned subsidiary of the Purchaser, the Parent or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any Shares, and none of the Purchaser, the Parent nor, to the best knowledge of the Purchaser and the Parent, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the past 60 days.

    Except as set forth in this Offer to Purchase, neither the Purchaser nor the Parent or, to the best knowledge of the Purchaser and the Parent, any of the persons listed on Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including but not limited to contracts, arrangements, understandings or relationships concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither the Purchaser nor the Parent or, to the best knowledge of the Purchaser and the Parent, any of the persons listed on Schedule I hereto, has had since January 1, 1994 any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that are required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1994 there have been no contacts, negotiations or transactions between any of the Parent, the Purchaser or, to the best knowledge of the Purchaser and the Parent, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

    9. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by the Purchaser to purchase all of the outstanding Shares (on a fully-diluted basis) and pay related fees and expenses is expected to be approximately $187 million. The Purchaser will obtain such funds through capital contributions by the Parent and/or various wholly-owned direct or indirect subsidiaries of the Parent. The Parent has in place committed bank facilities sufficient to provide such funds. However, the Offer is not conditioned on the receipt of financing.

    The Parent has accepted a commitment letter (the "Commitment Letter") from NBD Bank ("NBD"), as agent, and its affiliate First Chicago Capital Markets, Inc. ("First Chicago"), as arranger, which provides that NBD will provide to the Parent, on specified terms and subject to specified conditions, up to $200 million, a portion of which may be provided by a syndicate of lenders selected by First Chicago in consultation with the Parent, and will act as administrative agent for the Facility (as defined below).

    The Commitment Letter contemplates a two-year revolving credit facility in the amount of $200 million (the "Facility"). The proceeds of the Facility may be used by the Parent or a wholly owned subsidiary of the Parent to finance the acquisition of the Company, provided that a certain amount of proceeds acceptable to NBD may be used for other acquisitions and working capital purposes. The Facility will be guaranteed by the Parent's significant subsidiaries including, after the Merger, the Company.

    Loans under the Facility ("Loans") will bear interest, at the Parent's option, at NBD's Prime Rate, at specified spreads above LIBOR (adjusted for reserves) or at negotiated fixed rates to the extent available and mutually agreed. Loans bearing interest at LIBOR will be for interest periods of 1, 2, 3 and 6 month periods. All interest will be paid at the end of the applicable interest period or quarterly, whichever is earlier.

    NBD's commitment to provide the Facility is subject to customary conditions, including (i) the preparation, execution and delivery of mutually acceptable definitive loan documentation, (ii) consummation of the Offer upon terms and conditions reasonably satisfactory to NBD, (iii) NBD and First Chicago being satisfied with the structure of the acquisition of the Company and the legal and tax aspects thereof and (iv) the amendment of the Parent's other credit facilities with NBD to conform generally to the terms of the Facility. The commitment may be terminated in the event of certain customary events, including: (i) if information provided to NBD or First Chicago by or on behalf of the Parent proves to be inaccurate or incomplete in any respect material to the Parent or the Company or (ii) if NBD or First Chicago reasonably determines that there has been any material adverse change in (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Parent or the Company since December 31, 1995 or (b) primary or secondary loan syndication markets or capital markets generally.

    The definitive documentation relating to the Facility also will contain representations, warranties, covenants and events of default and conditions customary for transactions of this type. In addition, the Facility will contain financial covenants with respect to an interest coverage ratio, a debt-to-capitalization ratio and net worth, in each case of the Parent on a consolidated basis. The Parent will also agree to cause the Merger to be consummated as soon as reasonably possible following the consummation of the Offer.

    The Parent has agreed to pay specified fees to NBD, First Chicago and the lenders in connection with the Facility. The Parent also has agreed to pay certain expenses of, and provide customary indemnities to, NBD, First Chicago and (under certain circumstances) the other lenders under the Facility.

    The foregoing summary of the source and amount of funds is qualified in its entirety by reference to the text of the Commitment Letter, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule 14D-1 of the Purchaser and the Parent filed with the Commission in connection with the Offer (the "Schedule 14D-1") and is incorporated herein by reference and may be inspected in the same manner as set forth in Section 7. When definitive agreements relating to the Facility are executed, copies will be filed as exhibits to amendments to the Schedule 14D-1.

    The Parent intends to repay any loans under the Facility with internally generated funds, including those of the Company if the Merger is consummated, and from the proceeds of future borrowings or other debt or equity financings. At this time, no specific plans or arrangements have been made for any such future borrowings or other financings. Such plans or arrangements, if any, when made will be based on the Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions. However, after consummation of the Merger, the Parent intends to explore various possible plans for long-term debt financing that might be considered to refinance all or part of the Facility.

    10.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

    In the late summer of 1996, Thomas R. Miklich, Chief Financial Officer and General Counsel of the Parent, contacted Robert Johnson, a Senior Vice President of the Company, and indicated that the Parent would be interested in discussing a potential combination of the two entities. Mr. Johnson responded shortly thereafter that the Board of Directors of the Company had determined that the Company was not for sale. A brief time later, A. Malachi Mixon, III, Chairman and Chief Executive Officer of the Parent, called Craig B. Reynolds, President and Chief Executive Officer of the Company, with the intent of inquiring again about a potential combination. His call was not returned by Mr. Reynolds. Mr. Mixon then suggested to an acquaintance who had a business relationship with the former parent of the

Company that a combination of the Parent and the Company would be beneficial to the shareholders of both, and requested that the acquaintance let Parker H. Petit, Chairman of the Board of Directors of the Company, know of the Parent's interest. Within a few days, Mr. Mixon received a terse voice mail message from Mr. Petit in which Mr. Petit stated, and then repeated, that the Company was not for sale. Less than a week after receiving Mr. Petit's voice mail message, Mr. Mixon encountered Mr. Reynolds at a trade show and suggested that the Parent and the Company meet to discuss the potential for a transaction as he felt it would be beneficial for shareholders of both companies. Mr. Reynolds responded that he was not in a position to schedule such a meeting because the Board of Directors of the Company had previously decided that the Company was not for sale.

    On January 2, 1997, Mr. Mixon called Mr. Reynolds and was told that he was in a meeting and was unable to take Mr. Mixon's call. Mr. Mixon then indicated that he was faxing a confidential letter and requested that Mr. Reynolds' secretary hand the letter directly to Mr. Reynolds. He then asked that Mr. Reynolds call him once he had the opportunity to review the letter. Mr. Reynolds did not and has not to date called Mr. Mixon. The text of the January 2, 1997 letter is as follows:

    January 2, 1997

    Mr. Craig B. Reynolds
    President & CEO
    Healthdyne Technologies, Inc.
    1255 Kennestone Circle
    Marietta, GA 30066

    Dear Craig:

        I am writing this letter to follow up on our communication several weeks ago, which I am disappointed did not result in more specific discussions at that time. We believe that there are clear and compelling advantages to both Invacare Corporation and Healthdyne Technologies from the combination of our two companies and that such a transaction would create great value for each of our companies and our respective stockholders. We therefore propose that Invacare Corporation acquire Healthdyne Technologies through a negotiated merger transaction in which Healthdyne stockholders would receive $12.50 in cash for each share of outstanding common stock. This price would represent a premium of more than 40% over your closing stock price on December 31, 1996.

        As I am sure you are aware, Invacare is an important participant in the medical device market, with annual sales in excess of $600 million. We have, as you do, an enviable reputation for the quality of our products and service. We are extremely impressed with the businesses you and your management team have developed and the manner in which they complement our businesses. We believe the complementary aspects of our two companies' products, customers and distribution capabilities would enable the combined entity to be an even more effective competitor.

        We are prepared to meet with you or your representatives at your earliest convenience to discuss our proposal and begin negotiations of definitive documentation, which we are confident could be quickly and successfully concluded. We have committed bank facilities in place sufficient to fund the proposed transaction.

        Of course, our proposal contemplates, among other things, the negotiation and execution of mutually acceptable definitive merger and other agreements containing provisions customary for transactions of this type, the receipt of any required regulatory approvals and third-party consents, the operation of Healthdyne in the ordinary course, and the taking of all necessary actions to eliminate the applicability of, or to satisfy, any anti-takeover or other defensive provisions contained in the applicable corporate statutes or Healthdyne's charter and by-laws (including Healthdyne's poison pill). We do not expect anti-trust concerns to provide a significant hurdle to the closing of the transaction.

        We hope that you and your Board of Directors will view this proposal as we do--an excellent opportunity for the stockholders of Healthdyne to realize full value for their shares to an extent not likely to be available to them in the marketplace. In the context of a negotiated, friendly transaction, we are prepared to discuss all aspects of our proposal fully with you, including structure, economics and your views as to the proper roles for our respective managers and employees in the combined company. We wish, and are prepared, to enter into immediate discussions with you and your directors, management and advisors to answer any questions about our proposal and to proceed with negotiations leading to the execution of a definitive merger agreement.

        We hope that you will agree that best way to proceed at this point would be to begin confidential, non-public discussions to see if we can negotiate a transaction that can be presented to your stockholders as the joint effort of Invacare's and Healthdyne's Board of Directors and management. At this point, therefore, we hope this letter and its contents will remain private between us.

        We would appreciate it if you and your Board of Directors will give this proposal prompt and serious consideration. We would request a response as soon as possible, and preferably no later than January 10, 1997.

        We are enclosing copies of this letter, as well as information on Invacare, for distribution to Mr. Petit and the other members of the Board of Directors so they can familiarize themselves with our proposal and our company.

        I hope you and yours had a happy and healthy holiday season and wish you all the best for the New Year.

                                             Sincerely,
                                             A. Malachi Mixon, III
                                             Chairman and CEO

        On January 8, 1997, Mr. Reynolds sent the following letter to Mr.
    Mixon:

       January 8, 1997

       A. Malachi Mixon, III
       Chairman & CEO
       Invacare Corporation
       899 Cleveland Street
       P.O. Box 4028
       Elyria, OH 44036-2125

       Dear Mr. Mixon:

           Thank you for your letter dated January 2, 1997. I am forwarding your letter together with enclosures to our Board of Directors for review. The Board of Directors some time ago established procedures for reviewing inquiries of this sort. The Board will review your letter at its next regularly-scheduled Board Meeting in February, and you can expect the Company's response thereafter.

        Thank you for the kind statements in your letter concerning the Company's reputation for the quality of our products and service.

                                          Sincerely,
                                          Craig B. Reynolds
                                          President and Chief Executive Officer

    On January 10, 1997, the Parent issued the following press release and sent the letter reprinted therein to the Company:

        Elyria, Ohio--(January 10, 1997)--Invacare Corporation announced today that it has offered to acquire Healthdyne Technologies, Inc. in a negotiated merger transaction for $12.50 per share in cash. The offer was originally made in a private letter to Healthdyne delivered on January 2, 1997. After Healthdyne responded in writing that its Board of Directors would not consider the offer until its February Board meeting, Invacare determined to publicly confirm its offer in a letter to Healthdyne dated January 10, 1997. The offered price represents more than a 40% premium over Healthdyne's closing stock price on December 31, 1996, the last trading day prior to the date the original proposal was made. Based on the prospects and synergies that can be identified from publicly available information, Invacare believes that the acquisition will be accretive to its earnings per share within 12 to 18 months.

        The full text of Invacare's January 10, 1997 letter to Mr. Craig B. Reynolds, President and CEO of Healthdyne Technologies, Inc., is as follows:

        Thank you for your letter of January 8, 1997 noting that your Board of Directors will consider our January 2, 1997 acquisition proposal to acquire Healthdyne Technologies, Inc. at $12.50 per share in cash at its next regularly scheduled meeting in February. We are pleased that Healthdyne's Board of Directors plans to consider our proposal, but we are disappointed that Healthdyne has chosen to defer its consideration for such a long time without seeking any discussions with us. We had expected that an acquisition proposal offering a 40% premium over your year-end stock price would have encouraged a prompt and constructive dialogue. We continue to believe that there are clear and compelling advantages to both Invacare Corporation and Healthdyne from the combination of our two companies and that such a transaction would create great value for each of our companies and our respective stockholders. As a result, we feel obligated and are fully committed to pursue this matter more expeditiously.

        We hereby reiterate our offer to acquire Healthdyne Technologies, Inc. through a negotiated merger transaction in which Healthdyne stockholders would receive $12.50 in cash for each share of outstanding common stock.

        Because of the critical importance of our offer to the stockholders of both Healthdyne and Invacare, and because of the length of time until your Board of Directors may consider our offer, particularly in light of the recent unusual trading volumes in Healthdyne's stock, we feel compelled to release this letter publicly. We believe that the stockholders of Healthdyne will enthusiastically support our offer, and that your Board of Directors should have the benefit of the reaction of Healthdyne's stockholders in evaluating our offer. We continue to be interested in meeting with you to give you the opportunity to discuss our offer and to begin negotiations of definitive documentation, which we are confident could be quickly and successfully concluded.

    We have committed bank facilities in place sufficient to fund the proposed transaction. We are the owners of approximately 4.9% of Healthdyne's outstanding common stock.

        As we have said before, Invacare is an important participant in the medical device market with annual sales in excess of $600 million. We have, as you do, an enviable reputation for the quality of our products and services. We are extremely impressed with the businesses you and your management team have developed and the manner in which they complement our businesses. We believe the complementary aspects of our two companies' products, customers and distribution capabilities would enable the combined entity to be an even more effective competitor.

        Of course, this offer is subject to, among other things, the negotiation and execution of mutually acceptable definitive merger and other agreements containing provisions customary for transactions of this type, the receipt of any required regulatory approvals and third-party consents, the operation of Healthdyne in the ordinary course, the taking of all necessary actions to eliminate the applicability of, or to satisfy, any anti-takeover or other defensive provisions contained in the applicable corporate statutes or Healthdyne's charter and by-laws (including Healthdyne's poison pill) and the absence of any actions by Healthdyne's Board which would seek to frustrate our offer. We do not expect anti-trust concerns to provide a significant hurdle to the closing of the transaction.

        We note from your public filings that Healthdyne has in place a number of provisions that may be fairly characterized as defensive in nature. We would request that you satisfy or eliminate their applicability to our offer and that you not implement or take any action to trigger any additional defensive measures that could adversely affect the ability of your stockholders to ultimately express their views on, or receive the benefits of, our offer, or enter into any significant transactions or take any other actions that could impede or necessitate an adjustment to the terms of our offer.

        We believe that you and your Board of Directors should carefully and promptly consider this offer and view it as we do -- an excellent opportunity for the stockholders of Healthdyne to realize full value for their shares to an extent not likely to be available to them in the marketplace absent our offer. We are certain that, upon reflection, you and your fellow members of the Board of Directors will recognize the extraordinary opportunity that our offer presents Healthdyne and its stockholders. In the context of a negotiated, friendly transaction, we would be prepared to discuss all aspects of our offer fully with you.

        We hope that you and your Board of Directors will give our offer prompt and serious consideration so that we may move forward, in our preferred course, to a negotiated transaction which can be presented to your stockholders as the joint effort of Invacare's and Healthdyne's Board of Directors and management. We would request that you accelerate your Board of Directors' review of our offer and confirm to us as soon as possible that your Board of Directors will consider our offer shortly.

    Following the Parent's January 10 press release, the Company issued a press release on January 10, 1997 in which it stated that its Board of Directors would consider the Parent's proposal in due course.

    On Friday, January 24, 1997, the Company issued a press release stating that its Board of Directors had "unanimously rejected" the Parent's January 10 offer, adding that "[t]he Board has not been and is not seeking to sell the Company." The Company also stated that it had received the opinion of its investment bankers that the $12.50 per Share offer was "grossly inadequate", and indicated that the Company planned to release in early February information concerning various developments and potential developments which Mr. Reynolds asserted had not been "fully appreciated by the investment community." Later that day, the Company filed with the Commission a Current Report on Form 8-K which disclosed that on January 23, 1997, after the Parent had made public its interest in an acquisition of the Company, the Company's Board of Directors had amended the By-Laws to (i) elect that the Company be governed by the Georgia Fair Price Statute and (ii) remove from the By- Laws a provision requiring the annual meeting of shareholders to be held on the fourth Tuesday in April unless a different date was set by the Board of Directors. Neither action was disclosed in the Company's press release issued earlier that day.

    On the following Monday, January 27, 1997, the Parent and the Purchaser commenced the Offer, delivered to the Company letters making the requests for shareholder information described in Section 1, commenced the Defensive Tactics Litigation and issued the following press release:

           INVACARE CORPORATION LAUNCHES TENDER OFFER FOR HEALTHDYNE
             TECHNOLOGIES, INC. AT INCREASED PRICE OF $13 PER SHARE
                            AND COMMENCES LITIGATION

        Elyria, Ohio--(January 27, 1997)--Invacare Corporation announced today that its wholly owned subsidiary I.H.H. Corp. has commenced an all-cash tender offer for all outstanding shares of common stock of Healthdyne Technologies, Inc. at $13 per share, to be followed by a second-step merger in which holders of shares not validly tendered would receive the same per share price as in the offer.

        The tender offer price represents more than a 45% premium over Healthdyne's closing stock price on December 31, 1996, the trading day prior to Invacare's making its original acquisition proposal to Healthdyne on January 2, 1997, and reflects a $.50 per share increase over Invacare's previous offer to Healthdyne.

        A. Malachi Mixon, III, Chairman and Chief Executive Officer of Invacare, said: "We are surprised and disappointed that Healthdyne's Board of Directors has rejected our offer without even calling us or seeking any discussions with us whatsoever. We have difficulty understanding how our original offer, which represented more than a 40% premium over the prevailing market price, could have been viewed by Healthdyne, its Board of Directors or its financial advisors as 'grossly inadequate', especially since the Company's Chairman sold approximately one-third of his shares at prices ranging from $13.00 to $14.25 as recently as last May and June. While we, like Healthdyne's other stockholders, would certainly be interested in seeing and understanding the detailed information which the Company's management has claimed will improve its prospects and has promised for release in early February, we note that in recent periods the Company has disappointed its stockholders by failing to meet analysts' published expectations. However, because we remain fully committed to this acquisition on terms that bring value to the stockholders of both companies, we are increasing our offer price from $12.50 to $13 in the interests of completing this transaction expeditiously.

        "Although we would have preferred to have conducted discussions with Healthdyne regarding our offer and continue to look forward to the opportunity to do so, their rejection of our prior offer and continued refusal to have any discussions or contacts with us force us to make our offer directly to the stockholders in a manner which, under the tender offer rules, will require Healthdyne's Board to provide a prompt and more thorough response.

        "We hope that when Healthdyne's Board considers our increased offer it will view it as we do -- an excellent opportunity for the stockholders of Healthdyne to realize full value for their shares to an extent not otherwise likely to be available to them. We continue to be interested in meeting with Healthdyne to discuss our offer in the hopes of promptly negotiating a mutually agreeable transaction. In the context of a negotiated transaction, we would consider discussing our offer price if Healthdyne's management is able to substantiate significant additional values to Invacare's satisfaction, and are prepared to discuss all other aspects of our offer fully with Healthdyne, including structure, form of consideration and the proper roles for our respective managers and employees in the combined company."

        Invacare also announced that it was commencing litigation against Healthdyne and certain of its directors to declare various defensive mechanisms, including Healthdyne's "poison pill" rights plan, illegal and to require Healthdyne and its Board of Directors to take certain actions to permit its stockholders to effectively consider the Invacare offer. Thomas R. Miklich, Chief Financial Officer and General Counsel of Invacare, said: "We regret the necessity of commencing litigation. However, among other defensive tactics, Healthdyne has a 'poison pill' containing certain unusual and draconian director-entrenching provisions, commonly referred to as 'dead-hand pill' restrictions, which purport, under certain circumstances, to prevent future directors from redeeming or otherwise nullifying the pill in connection with a proposed transaction which the future Board determines to be in the best interests of the Company and its stockholders. We believe that such restrictions are illegal and that Healthdyne has a duty to take actions to permit its stockholders to effectively consider our offer free of these and Healthdyne's other defensive provisions."

        Invacare's tender offer is conditioned on, among other things, the acquisition of at least 51% of Healthdyne's shares on a fully diluted basis, the redemption or inapplicability of Healthdyne's "poison pill" rights plan and the inapplicability, invalidation or satisfaction of the Georgia anti-takeover statutes (parts of which Healthdyne's Board of Directors has only recently opted into by adopting a by-law amendment immediately prior to the public announcement of its rejection of Invacare's offer). The offer is not contingent on the receipt of financing. The full terms and conditions of the offer will be set forth in tender offer materials being filed today with the SEC which will be mailed promptly to Healthdyne stockholders. The offer and withdrawal rights with respect thereto will expire at 12:00 midnight, New York City time, on Monday, February 24, 1997, unless the offer is extended. Invacare currently holds (including through I.H.H. Corp.) 600,000 shares of Healthdyne common stock, representing approximately 4.8% of Healthdyne's outstanding shares based on publicly available information.

        Salomon Brothers Inc is acting as Dealer Manager for the offer, and MacKenzie Partners, Inc. is acting as Information Agent.

    11. PURPOSE OF THE OFFER; THE MERGER; PLANS FOR THE COMPANY. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company.

    THE MERGER. The Purchaser intends to propose, and to seek to have the Company consummate, the Merger as soon as practicable after consummation of the Offer. However, if the Board of Directors of the Company opposes the Offer and the Merger, certain terms of the Rights and certain provisions of the GBCC and the By-Laws may affect the ability of the Purchaser to obtain control of the Company and to effect the Merger. Accordingly, the timing and details of the Merger will depend on a variety of factors and legal requirements, the actions of the Board of Directors of the Company, the number of Shares acquired by the Purchaser pursuant to the Offer and whether the Minimum Condition, the Rights Condition, the Georgia Business Combination Statute Condition and the Georgia Fair Price Statute Condition are satisfied.

    BOARD APPROVAL. Except in the case of a short-form merger in accordance with the GBCC described below, the GBCC requires that the Merger be approved by the Company's Board of Directors. As described above, the Parent and the Purchaser have previously requested and continue to request that the Company's Board of Directors approve the Merger and believe that the Company's Board of Directors is obligated by its fiduciary responsibilities to do so. The Parent intends, if necessary to facilitate the Offer and the Merger, (i) to nominate individuals for election as directors of the Company who, if elected, would be committed to an acquisition of the Company in accordance with the terms of the Offer and the Merger (subject to any fiduciary duties such nominees would have as directors) and (ii) to consider making other proposals at the Company's upcoming annual meeting of shareholders, and to solicit proxies from shareholders for the purpose of electing such director candidates and approving any such other proposals. If elected, any director candidates nominated by Parent would be committed to taking all such actions necessary or appropriate (subject to such directors' fiduciary duties) to approve and effectuate the consummation of the Offer and the Merger, including taking action to execute an agreement and plan of merger and to satisfy the Rights Condition, the Georgia Business Combination Statute Condition and the Georgia Fair Price Statute Condition. As described under "The Rights" below, the Parent and the Purchaser are commencing the Defensive Tactics Litigation seeking, among other things, to declare illegal certain provisions of the Rights Agreement which would purport to limit the ability of the Parent's nominees, if elected, to satisfy the Rights Condition under certain circumstances.

    If the Parent does not nominate director candidates for election at the annual meeting, or if such candidates are not elected, and the conditions to the Offer are not otherwise satisfied, the Parent will explore the other options available to it, including taking action to call a special meeting of the Company's shareholders or utilizing other available methods for the purpose of removing members of the current Board of Directors of the Company and electing director candidates nominated by the Parent or taking other actions to facilitate the consummation of the Offer and the Merger. Under the By-Laws, the Company is required to call a special meeting of the shareholders upon the demand of the holders of sixty percent (60%) of the outstanding Shares.

    There are currently seven members of the Company's Board of Directors. The directors are all elected for a term of one year at each annual meeting of the shareholders of the Company. The Company does not have a "staggered" board of directors under which only a portion of the Board is elected each year, and under the GBCC the Company cannot implement such a "staggered" board without an amendment to its Amended and Restated Articles of Incorporation, as amended (the "Charter"), or its By-Laws which is approved by the shareholders of the Company. The GBCC and the By-Laws provide that any director, or the entire Board of Directors, may be removed from office at any time by the affirmative majority vote of the outstanding Shares entitled to vote for directors. The By-Laws provide that the vacancy caused by any such removal may be filled by the shareholders, or, if authorized by the shareholders, by the remaining directors.

    Under the GBCC, amendment of the Charter generally requires a resolution of the Board of Directors and the affirmative vote of a majority of the outstanding Shares entitled to vote. The By-Laws generally may be amended by the shareholders by a majority vote of the outstanding shares or, subject to the GBCC and the Charter, by the Board of Directors.

    If all the conditions to the Offer are satisfied even though the Company's Board of Directors does not take the actions requested by the Purchaser to approve the Offer and the Merger, and if the Parent does not seek or is unsuccessful in seeking election of a majority of the seven directors at the upcoming annual meeting, then the Parent and the Purchaser intend to take such action as may be necessary and lawful to secure control of the Board of Directors of the Company. Such action may include calling a special meeting of the shareholders of the Company, which under the By-Laws the Parent and the Purchaser will have the power to effect without the action of any other shareholder if the Parent and the Purchaser hold sixty percent (60%) or more of the outstanding Shares following consummation of the Offer. In the event the Parent obtains control of the Company's Board of Directors, the Parent would expect to seek approval of the Merger as soon as practicable thereafter, consistent with the fiduciary obligations of the Board.

    THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY'S SHAREHOLDERS OR ANY ACTION IN LIEU THEREOF. ANY SUCH SOLICITATION WHICH THE PURCHASER MAY MAKE WILL BE MADE ONLY

PURSUANT TO SEPARATE PROXY MATERIALS IN COMPLIANCE WITH THE REQUIREMENTS OF
SECTION 14(A) OF THE EXCHANGE ACT.

    SHAREHOLDER APPROVAL. The GBCC requires that, unless otherwise provided by the Company's Charter, the Merger be approved by the affirmative vote of the holders of a majority of all votes entitled to be cast. The Minimum Condition requires that the Purchaser be satisfied, in its sole discretion, that there shall have been validly tendered and not properly withdrawn on or prior to the Expiration Date a number of Shares which, when added to the Shares beneficially owned by the Purchaser and its affiliates (including the Parent), constitutes at least 51% of the voting power (determined on a fully diluted basis) on the date of purchase of all securities entitled to vote generally in the election of directors and in a merger. Upon consummation of the Offer and assuming the Minimum Condition is satisfied, the Parent and the Purchaser will own sufficient Shares to enable them to effect shareholder approval of the Merger with the affirmative vote of the Shares owned by them (assuming that the Georgia Business Combination Statute and the Georgia Fair Price Statute are satisfied).

    THE OFFER IS CONDITIONED UPON THE MINIMUM CONDITION BEING SATISFIED.

    The foregoing description of the Charter and the By-Laws is based upon and qualified in its entirety by reference to the text of the Charter and By-Laws filed by the Company as exhibits to documents filed with the Commission, which may be obtained in the manner described in Section 7.

    THE RIGHTS. The following discussion, including the summary of certain aspects of the Rights, is based in part on information contained in the Company's May 19 Form 8-A and is qualified by reference to such information. Although the Purchaser and the Parent do not have any knowledge that would indicate that any statements contained herein based upon such document are untrue, neither the Purchaser nor the Parent assumes any responsibility for the accuracy or completeness of the information contained in such document, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Purchaser and the Parent.

    On April 20, 1995, the Board of Directors of the Company, declared a dividend distribution of one Right for each outstanding Share to the shareholders of record at the close of business on May 22, 1995 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share (a "Unit") of Series B Cumulative Preferred Stock, par value $0.01 per share (the "Preferred Stock"), at a purchase price of $50 per Unit (the "Purchase Price"), subject to adjustment. On April 20, 1995, each holder of an outstanding Share received one Right. As long as the Rights are attached to the Shares, the Company will issue one Right for each Share issued between the Record Date and the Distribution Date.

    Initially, Rights are attached to all Share Certificates outstanding and no separate Right Certificates are distributed. A "Distribution Date" for the Rights will occur upon the earlier of (i) the tenth business day following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Shares (the "Stock Acquisition Date") or (ii) the tenth business day after the date of the commencement of a tender offer or exchange offer if upon consummation thereof the person or group proposing such offer would be the beneficial owner of 20% or more of the outstanding Shares.

    Until the Distribution Date, the Rights will be evidenced by Share Certificates and will be transferred with and only with Share Certificates and new Share Certificates issued upon transfer or new issuances of Shares after May 22, 1995 will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any Share Certificate will also constitute the transfer of the Rights associated with the Shares represented by such Share Certificate.

    The Rights are not exercisable until the Distribution Date (or the expiration of the Company's redemption rights, as described below) and will expire at the close of business on May 22, 2005, unless earlier redeemed by the Company as described below.

    As soon as practicable following the Distribution Date, separate Rights Certificates will be mailed to holders of record of the Shares as of the close of business on the Distribution Date. After the Distribution Date, such separate Rights Certificates alone will evidence the Rights. Except as otherwise determined by the Board of Directors of the Company, only Shares issued prior to the Distribution Date will be issued with Rights.

    In the event that, at any time following the Distribution Date, (i) the Company is the surviving corporation in a merger or other business combination with an Acquiring Person or an associate or affiliate of an Acquiring Person in which the Shares are not changed or exchanged, or (ii) a person or group of affiliated or associated persons becomes the beneficial owner of 20% or more of the then outstanding Shares (except pursuant to a tender offer or exchange offer for all outstanding Shares determined by a majority of the Continuing Directors to be fair to shareholders and otherwise in the best interests of the Company and its shareholders) or (iii) during such time as there is an Acquiring Person, an event occurs which results in such Acquiring Person's ownership interest being increased by more than 1% (e.g., a reverse stock split), or (iv) certain transactions take place between an Acquiring Person or an affiliate of an Acquiring Person and the Company, each holder of a Right will thereafter have the right to receive, upon exercise, Shares (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. Moreover, the Rights shall not be exercisable, and shall be null and void so long as held, by a holder in any jurisdiction where the requisite qualification for the issuance to such holder, or the exercise by such holder, of the Rights in such jurisdiction shall not have been obtained or be obtainable. In any case, Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

    In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation, (ii) the Company is the surviving corporation in a merger or consolidation with another person and all or part of its Shares are changed or exchanged (unless, in the case of clause
(i) or (ii), such merger or other business combination is with a person or subsidiary thereof who consummated a tender offer or exchange offer approved by the Continuing Directors as set forth in the preceding paragraph), or (iii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

    The Purchase Price payable and the number of Units or other securities or property issuable upon exercise of Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on or a subdivision, combination or reclassification of the Preferred Stock or the Shares, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding dividends payable in Preferred Stock) or cash (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

    With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price. No fractional Units will be issued and in lieu thereof an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

    At any time until the tenth day following the Stock Acquisition Date (as such period may be extended by the Company), the Company may redeem the Rights in whole, but not in part, at a price (the "Redemption Price") of $.01 per Right, except that under the purported terms of the "dead-hand pill" restrictions such authorization to redeem will require the concurrence of a majority of the Continuing Directors (as defined below) when (i) such authorization occurs on or after the time a person becomes an Acquiring Person, or (ii) such authorization occurs on or after the date of a change (resulting from a proxy or consent solicitation) in a majority of the directors in office at the commencement of such solicitation if any person who is a participant in such solicitation has stated (or, if upon the commencement of such solicitation, a majority of the Board of Directors of the Company has determined in good faith) that such person (or any of its affiliates or associates) intends to take, or may consider taking, any action which would result in such person becoming an Acquiring Person or which would cause the occurrence of a Triggering Event. After this 10-day period has expired, this right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to 10% or less of the outstanding Shares in a transaction or series of transactions not involving the Company and there are no other Acquiring Persons. In addition, from the expiration of the above 10-day period until the occurrence of a Triggering Event, the Company may redeem the Rights provided that such redemption is incidental to a merger, consolidation or other business combination involving the Company or a reorganization or restructuring of the Company which is approved by a majority of the Continuing Directors.

    Immediately upon the action of the Board of Directors of the Company ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. Rights will not be exercisable prior to the expiration of the Company's right of redemption described above.

    Until a Right is exercised, it will not entitle the holder thereof to any rights as a shareholder of the Company, including without limitation the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to the Company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Shares (or other consideration) of the Company or for common stock of the acquiring company as set forth above.

    Under the purported provisions of the "dead-hand pill" restrictions, the Rights Agreement may be amended only so long as there are Continuing Directors and a majority of such Continuing Directors votes in favor of the proposed amendment. Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended in order to cure any ambiguity, to correct or supplement any provision contained in the Rights Agreement which is defective or inconsistent with another provision therein, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable and no amendment shall be made to lengthen any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of the common equity of the Company, including the holders of the Rights.

    Under the Rights Agreement, as a result of the commencement of the Offer, the Distribution Date will be as early as February 10, 1997, unless prior to such date the Company's Board of Directors redeems the Rights or takes action to delay the Distribution Date. The Purchaser believes that, unless the Rights are redeemed or amended, or a majority of the current Board of Directors approves the Offer for the purposes of the determination described above, the consummation of the Offer likely would cause the Purchaser to become an Acquiring Person and constitute a Triggering Event and, as a result, could permit significant dilution to the Purchaser's and the Parent's interest in the Company, rendering the Offer and the Merger economically unattractive for the Purchaser and the Parent.

    The Rights Condition requires that the Purchaser shall be satisfied, in its sole discretion, that the Rights shall have been redeemed by the Company's Board of Directors or that the Rights have been invalidated or are otherwise inapplicable to, or the dilutive provisions thereof will not be triggered by, the Offer or the Merger. The Purchaser believes that under the circumstances of the Offer and under applicable law, the Board of Directors of the Company is obligated by its fiduciary responsibilities to redeem the Rights or take such other action to invalidate the Rights or otherwise render the Rights inapplicable to, or prevent the dilutive provisions thereof from being triggered by, the Offer or the Merger, in each case in order to permit the Offer and the Merger to be consummated, including by making the determination that the Offer is fair to the shareholders and in the best interests of the Company and its shareholders. The Purchaser is hereby requesting that the Company's Board of Directors redeem the Rights or take such other action described above. However, there can be no assurance that the Board of Directors will take any such action.

    If the current Board of Directors does not so redeem the Rights or take such other action, any action by the Parent to change the composition of the Board of Directors would be intended, among other things, to result in the reconstituted Board taking action to effect such redemption or take such other actions. However, such a reconstituted Board of Directors may, under the purported terms of the "dead-hand pill" restrictions described above, be powerless to effect such redemption or take such other actions, notwithstanding the mandate the Company's shareholders will have expressed in electing the Parent's nominees to the Board of Directors, unless one or more Continuing Directors remain on the Board of Directors and a majority of them approve the redemption or such other actions. The Parent and the Purchaser believe that the "dead-hand pill" restrictions violate Georgia and federal law and are commencing the Defensive Tactics Litigation seeking, among other things, (i) an order declaring the "dead-hand pill" restrictions of the Rights Agreement illegal and unenforceable and compelling the Company's Board of Directors to amend the Rights Agreement to remove such provisions and (ii) an order compelling the Company's Board of Directors to fulfill their fiduciary duties by redeeming the Rights or amending the Rights Agreement to make the Rights inapplicable to the Offer and the Merger.

    UNLESS THE RIGHTS ARE REDEEMED, HOLDERS OF SHARES WILL BE REQUIRED TO TENDER ONE RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SUCH SHARE. IF SEPARATE CERTIFICATES FOR THE RIGHTS ARE NOT ISSUED, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS.

    THE OFFER IS CONDITIONED UPON THE RIGHTS CONDITION BEING SATISFIED.

    GEORGIA BUSINESS COMBINATION STATUTE. In general, the Georgia Business Combination Statute prohibits any person who is an Interested Shareholder, including a beneficial owner of 10% or more of the voting power of the outstanding voting shares of a corporation, from engaging in certain business combinations (including the Merger) with such corporation for a period of five years following the date on which such person became an Interested Shareholder, unless (i) either the transaction by which such person became an Interested Shareholder or the business combination is approved by the board of directors of the corporation prior to the date on which such person became an Interested Shareholder, (ii) upon consummation of the transaction which resulted in such person becoming an Interested Shareholder, such person owned at least 90% of the Eligible Voting Stock outstanding at the time the transaction commenced, which excludes shares owned by (a) persons who are officers or directors of the corporation and their affiliates or associates, (b) subsidiaries of the corporation and (c) any employee stock plan under which employee participants do not have the right to determine confidentially the extent to which shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) subsequent to the date on which such person became an Interested Shareholder, the Interested Shareholder becomes the owner of 90% of the outstanding voting stock of the corporation and the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting of shareholders, of at least a majority of the outstanding voting stock not beneficially owned by the Interested Shareholder or any of its affiliates or associates or by persons who are directors or officers of the Interested Shareholder. The requirements of the Georgia Business Combination Statute do not apply unless the corporation adopts a by-law expressly electing to be governed thereby. According to publicly available information, the Company's By-Laws have included such a provision at least since December 31, 1995. Accordingly, the requirements of the Georgia Business Combination Statute apply to the Company.

    The Purchaser hereby requests that the Company's Board of Directors approve the Offer and the Merger for all purposes, including the Georgia Business Combination Statute. Under the circumstances of the Offer and under applicable law, the Purchaser believes that the Board of Directors of the Company is obligated by its fiduciary responsibilities to approve, pursuant to the Georgia Business Combination Statute, the acquisition of Shares pursuant to the Offer and the Merger. However, there can be no assurance that the Board of Directors will do so. The Parent and the Purchaser are seeking an order in the Defensive Tactics Litigation to compel the Company's Board of Directors to approve the Offer and the Merger for purposes of the Georgia Business Combination Statute. If the Board does not so approve the Offer and the Merger but upon consummation of the Offer the Purchaser and the Parent together own at least 90% of the Eligible Voting Stock of the Company, then the restrictions on business combinations contained in the Georgia Business Combination Statute would not be applicable. Any action by the Purchaser and the Parent to change the composition of the Board of Directors would be intended, among other things, to result in the reconstituted Board taking action to approve the Offer and the Merger in order to satisfy the Georgia Business Combination Statute Condition.

    THE OFFER IS CONDITIONED UPON THE GEORGIA BUSINESS COMBINATION STATUTE CONDITION BEING SATISFIED.

    GEORGIA FAIR PRICE STATUTE. In 1985, the Georgia legislature adopted a series of provisions which were designed to protect shareholders of Georgia corporations against the inequities of certain tactics, such as so-called "two-tiered" transactions in which lesser consideration is paid in the second-step merger than in the first-step tender offer, which result in minority shareholders who do not participate in the initial tender offer receiving a lower price or less desirable form of consideration than tendering shareholders. In general, except as provided below, the Georgia Fair Price Statute requires that, in addition to any vote otherwise required by law or the articles of incorporation of a corporation, certain business combinations (including business combinations such as the Merger) between an Interested Shareholder (as defined below), including a beneficial owner of 10% or more of the voting power of the outstanding voting shares of a corporation, and a Georgia corporation be either (i) unanimously approved by the continuing directors, provided that the continuing directors constitute at least three members of the board of directors at the time of such approval, or (ii) recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the Interested Shareholder who is, or whose affiliate is, a party to the business combination.

    However, the board and shareholder approvals required by the above-described provisions do not apply to a business combination if each of the following conditions is met:

         (i) the aggregate amount of cash, and the fair market value as of five days before the consummation of the business combination of consideration other than cash, to be received per share by holders of any class of common shares or any class or series of preferred shares in such business combination is at least equal to the highest of the following:

           (a) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of the same class or series acquired by it (1) within the two-year period immediately prior to the Announcement Date of the proposal of the business combination, or (2) in the transaction in which it became an Interested Shareholder, whichever is higher;

           (b) the fair market value (defined as the highest closing sale price during the 30-day period including and immediately preceding the date in question) per share of such class or series on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder, whichever fair market value is higher; or

           (c) in the case of shares other than common shares, the highest preferential amount per share to which the holders of shares of such class or series are entitled in the event of any voluntary liquidation, dissolution, or winding up of the corporation; provided that this clause only applies if the Interested Shareholder has acquired shares of such class or series within the two-year period immediately prior to the Announcement Date;

        (ii) the consideration to be received by holders of any class or series of outstanding shares shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of the same class or series, and if the Interested Shareholder has paid for shares of any class or series of shares with varying forms of consideration, the form of consideration for such class or series of shares shall be either cash or the form used to acquire the largest number of shares of such class or series previously acquired by it;

        (iii) after such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such business combination, unless approved by a majority of the continuing directors and with other specified exceptions, there shall have been (a) no failure to declare and pay at the regular rate therefor any full periodic dividends on any outstanding preferred shares; (b) no reduction in the annual rate of dividends paid on common shares, except as necessary to reflect any subdivision of the shares; (c) an increase in such annual rate of dividends as is necessary to reflect any reclassification, recapitalization, reorganization, or any similar transaction which has the effect of reducing the number of outstanding shares; and (d) no increase in the interested shareholder's percentage ownership of any class or series of shares of the corporation by more than 1% in any twelve-month period; and

        (iv) after such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantages provided by the corporation or any of its subsidiaries, whether in anticipation of or in connection with such business combination or otherwise.

    In addition, the board and shareholder approval requirements of the Georgia Fair Price Statute would not apply to any business combination with an Interested Shareholder or its affiliates if, during the three-year period immediately preceding the consummation of the business combination, the Interested Shareholder has not, during such period (i) ceased to be an Interested Shareholder or (ii) increased its percentage ownership of any class or series of common or preferred shares by more than 1% in any twelve-month period.

    The requirements of the Georgia Fair Price Statute do not apply unless the corporation adopts a by-law expressly electing to be governed thereby. According to publicly available information, on January 23, 1997, after the Parent had made public its interest in an acquisition of the Company, the Company's Board of Directors amended the By-Laws to include such a provision. Accordingly, the requirements of the Georgia Fair Price Statute now purport to apply to the Company.

    The Offer Price is higher than both (i) the highest per share price paid by the Parent and the Purchaser for any Shares acquired by them within the two-year period immediately prior to the relevant Announcement Date, January 10, 1997, the date on which the Parent first publicly announced its proposal of an acquisition of the Company in a merger transaction, and (ii) the fair market value of the Shares as of such Announcement Date.

    The Georgia Fair Price Statute is designed to protect shareholders against the inequities of so-called "two-tiered" transactions in which lesser consideration is paid in the second-step merger than in the first- step offer. Because holders of Shares are to receive the same cash consideration per Share in the Merger as that paid by the Purchaser pursuant to the Offer, the Parent and the Purchaser believe that the Offer and the Merger are in accord with the purpose and intent of the Georgia Fair Price Statute. Moreover, if the highest closing stock price for the Shares during the 30-day period including and immediately preceding the date of consummation of the Offer is not in excess of the Offer Price and the other procedural requirements of the Merger Price Provisions are met, the terms of the Merger Price Provisions would not require a higher price to be paid in the Merger than in the Offer, and the Georgia Fair Price Statute Condition would be satisfied, without the need for any action or approval of the Board of the Directors or the shareholders of the Company. However, the Parent and the Purchaser are unable to predict whether the closing stock price for the Shares on any day in the 30-day period including and immediately preceding the date on which the Offer is consummated will be in excess of the Offer Price, whether as a result of anomalous or manipulative trading activity or otherwise.

    If the Merger Price Provisions are not met, the terms of the Georgia Fair Price Statute would purport to prohibit the Merger from occuring after consummation of the Offer unless the Merger is either (i) unanimously approved by the continuing directors, and such continuing directors constitute at least three members of the Company's Board of Directors at the time of such approval, or (ii) recommended by at least two-thirds of the continuing directors and approved by holders of a majority of Shares other than voting shares beneficially owned by the Purchaser or its affiliates. The Purchaser is hereby requesting that the Board of Directors unanimously approve the Offer and the Merger for purposes of the Georgia Fair Price Statute. Under the circumstances of the Offer and under applicable law, the Purchaser believes that the Board of Directors of the Company is obligated by its fiduciary responsibilities to unanimously approve, pursuant to the Georgia Fair Price Statute, the acquisition of Shares pursuant to the Offer and the Merger. However, there can be no assurance that the Board of Directors will do so.

    If the current Board of Directors does not so approve the Offer and the Merger, any action by the Parent to change the composition of the Board of Directors would be intended, among other things, to result in the reconstituted Board taking unanimous action to approve the Offer and the Merger in order to satisfy the Georgia Fair Price Statute Condition.

    To the extent that the Georgia Fair Price Statute purports to require approval of continuing directors or minority shareholders in order for an all-cash, non-coercive tender offer and merger, such as the Offer and the Merger, to be effected at the same price, the Parent and the Purchaser believe that the Georgia Fair Price Statute is invalid and violates the Georgia and United States Constitutions. The Defensive Tactics Litigation seeks, among other things, (i) an order declaring the Georgia Fair Price Statute illegal and unenforceable to such extent and (ii) an order compelling the Company's Board of Directors to approve the Offer and the Merger for purposes of the Georgia Fair Price Statute.

    THE OFFER IS CONDITIONED UPON THE GEORGIA FAIR PRICE STATUTE CONDITION BEING SATISFIED.

    SHORT-FORM MERGER. Section 14-2-1104 of the GBCC provides that if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge such other corporation into itself without any action or vote on the part of the board of directors or the shareholders of such other corporation (a "short-form merger"). If, following consummation of the Offer, the Purchaser owns 90% or more of the outstanding Shares, the Purchaser would have the power to consummate the Merger without the approval of the Board of Directors or the vote of other shareholders of the Company, subject to compliance with the provisions of Section 14-2-1104 of the GBCC. The Parent presently intends to merge the Purchaser into the Company, a transaction which could not be effected through a short-form merger. If, however the Parent determines instead to cause the Company to be merged into the Purchaser and the Purchaser owns 90% or more of the outstanding Shares following consummation of the Offer, a short-form merger could be employed or, if the Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, it may seek to purchase additional shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer.

    APPRAISAL RIGHTS IN CONNECTION WITH THE OFFER. Shareholders do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, shareholders of the Company who did not vote in favor of the Merger have certain rights under Georgia law to dissent and demand payment of the fair value of their Shares. Such rights, if a dissenting shareholder complied with the applicable statutory procedures, could lead to a judicial determination of the fair value required to be paid to such dissenting holder of his Shares. The Purchaser cannot make any representation as to the outcome of the appraisal of fair value as determined by the Georgia courts, and shareholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or equivalent to, the consideration per Share provided in the Offer. In an appraisal proceeding, however, the Purchaser may argue that for purposes of such proceeding the fair value of the Shares is less than the consideration per Share provided in the Offer.

    Under the GBCC, dissenting shareholders who comply with the applicable statutory procedures will be entitled to fair value for their Shares (i.e., the value of the Shares immediately before the consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger) and to receive payment of such fair value in cash. If a shareholder demand to the Company for payment of such fair value remains unsettled, the Company is required within 60 days of receiving the demand to commence a proceeding for judicial determination of the fair value of the Shares and interest accrued since the consummation of the Merger. If the Company does not commence the proceeding within the 60-day period, it shall pay each such dissenting shareholder the amount demanded. In Grace Bros., Ltd. v. Farley Industries, Inc., the Georgia Supreme Court stated that any facts which shed light on the value of dissenting shareholders' interests are to be considered in arriving at "fair value" under the statutory appraisal remedy. Shareholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger or other similar business combination. A shareholder entitled to dissent and obtain payment for his Shares under the GBCC may not challenge the Merger except for failure to comply with the procedural requirements of the GBCC or the Charter or By-Laws or in cases of fraud or deception. Pursuant to Section 14-2-1302(b) of the GBCC, statutory appraisal rights are the exclusive remedy for dissenting shareholders.

    THE FOREGOING SUMMARY OF THE RIGHTS OF OBJECTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE GBCC.

    The foregoing description of the GBCC, including the descriptions of the Georgia Business Combination Statute and the Georgia Fair Price Statute, is not necessarily complete and is qualified in its entirety by reference to the GBCC.

    RULE 13E-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire any remaining Shares. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Merger is not less than the per Share price paid pursuant to the Offer. However, in the event that the Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby shareholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, the Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority shareholders in the Merger or such alternative transaction, be filed with the Commission and disclosed to shareholders prior to consummation of the Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. See Section 13. If such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or such alternative transaction.

    OTHER. The timing and details of the Merger will depend on a variety of factors and legal requirements, the action of the Company's Board of Directors, the number of Shares acquired by the Purchaser pursuant to the Offer and whether the Minimum Condition, the Rights Condition, the Georgia Business Combination Statute Condition and the Georgia Fair Price Statute Condition are satisfied or waived. Although the Purchaser has proposed the Merger to the Company and seeks to have the Company consummate the Merger as soon as practicable after consummation of the Offer, the Purchaser can give no assurance that the Merger will be consummated or as to the timing of the Merger if it is consummated. Although the Purchaser has proposed the Merger on the terms described above, it is possible that as a result of delays in the Purchaser's ability to effect the Merger, information hereafter obtained by the Purchaser, changes in general economic or market conditions or in the business, operations or financial condition or prospects of the Company, any of the Minimum Condition, the Rights Condition, the Georgia Business Combination Statute Condition and/or the Georgia Fair Price Statute Condition not being satisfied or any other currently unforeseen factors, the Merger may not be so proposed, may be delayed or abandoned or may be proposed on different terms. Although it has no current intention to do so, the Purchaser reserves the right to propose a merger on terms other than those described above and the right to withdraw any merger proposal.

    The Purchaser reserves the right to purchase, following consummation or termination of the Offer, additional Shares or Rights in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise. In addition, in the event that the Purchaser decides not to propose the Merger, to propose a Merger on terms other than those described above or to withdraw any Merger previously proposed, the Purchaser will evaluate its other alternatives. Such alternatives could include purchasing additional Shares or Rights in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise, or taking no further action to acquire additional Shares or Rights. Any additional purchases of Shares or Rights could be at a price greater or less than the price to be paid for Shares and Rights in the Offer and could be for cash or other consideration. Alternatively, the Purchaser and the Parent may sell or otherwise dispose of any or all Shares or Rights acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by the Purchaser and the Parent, which may vary from the price paid for Shares and Rights in the Offer.

    PLANS FOR THE COMPANY. Based upon publicly available information, the Parent believes that significant operating and sales synergies may be achievable by the combined entity, which could include both increases in sales and margins and reduced expenses. If and to the extent that the Purchaser acquires control of the Company or otherwise obtains access to the books and records of the Company, the Parent and the Purchaser intend to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, among other things, changes in the Company's business, corporate structure, Charter, By-Laws, capitalization, management or dividend policy. As the Parent has previously stated, in a negotiated transaction the Parent is prepared to discuss the proper roles for the Parent's and the Company's managers and employees in a combined company.

    Except as described in this Offer to Purchase, none of the Purchaser, the Parent nor, to the best knowledge of the Purchaser and the Parent, any of the persons listed on Schedule I have any present plans or proposals that would relate to or result in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the capitalization or dividend policy of the Company or any other material change in the Company's corporate structure or business or the composition of its Board of Directors or management.

    12. DIVIDENDS AND DISTRIBUTIONS. If on or after October 1, 1996 (except to the extent publicly disclosed by the Company with specificity in documents filed with the Commission prior to January 2, 1997) and prior to the termination of the Offer, the Company shall have (i) split, combined or otherwise changed the Shares or its capitalization, or disclosed that it has taken any such action,
(ii) acquired or otherwise caused a reduction in the number of outstanding Shares or other securities or (iii) issued or sold additional Shares (except for the issuance of up to approximately 1,874,000 Shares assumed to be reserved for issuance on or prior to December 31, 1995 pursuant to the exercise of then outstanding employee stock options, in accordance with their terms as publicly disclosed prior to January 2, 1997), shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to the Purchaser's rights under Section 14, the Purchaser may make such adjustments to the purchase price and other terms of the Offer as it deems appropriate.

    If on or after October 1, 1996 (except to the extent publicly disclosed by the Company with specificity in documents filed with the Commission prior to January 2, 1997) and prior to the termination of the Offer the Company shall have declared or paid any cash or stock dividend or other distribution on the Shares, or issued with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer to the name of the Purchaser or the nominee or transferee of the Purchaser on the Company's stock transfer records of such Shares that are purchased pursuant to the Offer (except that if the Rights are redeemed by the Board of Directors in accordance with the terms of the Rights Agreement, tendering shareholders who are holders of record as of the applicable record date will be entitled to receive and retain the redemption price of $.01 per Right in accordance with the Rights Agreement), then, without prejudice to the Purchaser's rights under Section 14, (i) the purchase price payable per Share by the Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or issuance received and held by a tendering shareholder shall (x) be required to be promptly remitted and transferred by the tendering shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (y) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance or appropriate assurance thereof, the Purchaser will, subject to applicable law, be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

    13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, NASDAQ LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares pursuant to the Offer will likely reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market, which require, among other things, that an issuer have at least 200,000 publicly held shares, held by at least 300 shareholders, with a market value of at least $1 million and have net tangible assets of at least $1 million, $2 million or $4 million, depending on profitability levels during the issuer's four most recent fiscal years. If these and certain other standards are not met, the Shares might nevertheless continue to be included in the NASD's Nasdaq Stock Market (the "Nasdaq Stock Market") with quotations published in the Nasdaq "additional list" or in one of the "local lists", but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 200,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for Nasdaq Stock Market reporting and the Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to the 1995 10-K, as of March 15, 1996 there were 2,188 holders of record of Shares.

    If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market and the Shares are no longer included in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, as the case may be, the market for Shares could be adversely affected.

    In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining, at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

    The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying, or trading in securities ("purpose loans"). Depending upon factors similar to those described above with respect to stock exchange listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for purpose loans made by brokers.

    The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act of 1933. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for continued inclusion in any tier of the Nasdaq Stock Market. The Purchaser intends to seek to cause the Company to terminate the registration of the Shares as soon after the consummation of the Offer or Merger as the requirements for termination of registration are met.

    14. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares or Rights tendered pursuant to the Offer, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares or Rights tendered pursuant to the Offer, and may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for) if, in the sole judgment of the Purchaser, the Minimum Condition, the Rights Condition, the Georgia Business Combination Statute Condition or the Georgia Fair Price Statute Condition shall not have been satisfied or if, at any time on or after October 1, 1996 and prior to the acceptance for payment of or payment for Shares, any one or more of the events listed below shall have occurred or shall be determined by the Parent or the Purchaser to have occurred (except for any such events occurring between September 30, 1996 and January 2, 1997 which shall have been publicly disclosed prior to January 2, 1997):

        (a) there shall have been threatened, instituted or pending any action, proceeding, claim or application by or before any federal, state, local, provincial or other government or governmental regulatory or administrative authority or agency or court or tribunal, domestic, foreign or supranational (each, a "Governmental Entity"), that (i) challenges or seeks to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit, or which is likely to impose, in the sole judgment of the Purchaser, voting, procedural, price or other requirements in addition to those required by the provisions of the GBCC described in Section 11 and federal securities law (each as in effect on the date hereof) in connection with the acquisition of Shares by the Purchaser or any of its affiliates, the making of the Offer, the acceptance for payment of or payment for Shares by the Purchaser or any of its affiliates or the consummation of the Merger or any other business combination involving the Company or the performance of any of the contracts or other arrangements entered into by the Purchaser or any of its affiliates in connection with the acquisition of the Company, seeking to obtain any material damages as a result thereof or otherwise directly or indirectly relating to the Offer or the Merger or such other business combination, (ii) seeks to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Purchaser or any of its affiliates of all or any portion of the business or assets of the Company or any of its subsidiaries or the Purchaser or any of its affiliates or to compel the Purchaser or any of its affiliates to dispose of or to hold separately all or any portion of the business or assets of the Company or any of its subsidiaries or the Purchaser or any of its affiliates, or seeks to impose any limitation on the ability of the Purchaser or any of its affiliates to conduct such business or own such assets, (iii) seeks to impose or confirm limitations on the ability of the Purchaser or any of its affiliates effectively to acquire or hold or to exercise full rights of ownership of Shares, including without limitation the right to vote the Shares acquired or owned by the Parent, the Purchaser or any of its affiliates on all matters properly presented to the shareholders of the Company, or the right to vote any shares of capital stock of any subsidiary directly or indirectly owned by the Company, (iv) seeks to require divestiture by the Parent or the Purchaser or any of its affiliates of any Shares, (v) might result, in the sole judgment of the Purchaser, in a diminution of the benefits expected to be derived by the Purchaser or any of its affiliates as a result of the Offer or the Merger or any other business combination involving the Company, or in a diminution of the value of the Shares or the Company or any of its subsidiaries to the Purchaser or any of its affiliates, (vi) otherwise directly or indirectly relating to the Offer or which, in the sole judgment of the Purchaser, might otherwise materially adversely affect the Company or any of its subsidiaries or the value of the Shares, (vii) in the sole judgment of the Purchaser, materially adversely affects the business, properties, assets, liabilities, shareholders' equity, condition (financial or otherwise), capitalization, licenses, franchises, operations, results of operations or prospects of the Company or any of its subsidiaries, or (viii) challenges or adversely affects the financing of the Offer or the Merger or any other business combination involving the Company; or

        (b) other than the application of the waiting periods under the HSR Act and the necessity for the approvals and other actions by any Governmental Entity described in Section 15, there shall have been proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Offer, the Merger or any other business combination involving the Company by any Governmental Entity, any statute, rule, regulation, judgment, decree, decision, order or injunction that, in the sole judgment of the Purchaser, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (viii) of paragraph (a) above; or

        (c) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, shareholders' equity, condition (financial or otherwise), capitalization, licenses, franchises, permits, operations, results of operations or prospects of the Company or any of its subsidiaries or affiliates (or the Purchaser shall have become aware thereof) or in general political, market, economic or financial conditions in the United States or abroad that, in the sole judgment of the Purchaser, is or may be materially adverse to the Company or any of its subsidiaries or affiliates, or the Purchaser shall have become aware of any facts that, in the sole judgment of the Purchaser, have or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or affiliates or the value of the Shares to the Parent or the Purchaser or any of its affiliates; or

        (d) there shall have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the United States over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any material adverse change (or any existing or threatened condition, event or development involving a prospective material adverse change) in United States or any other currency exchange rates or a suspension of, or a limitation on, the markets therefor, (iv) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States or abroad or in the market price of Shares, (v) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (vi) any limitation (whether or not mandatory) by any Governmental Entity or any other event that, in the sole judgment of the Purchaser, may have material adverse significance with respect to the extension of credit by banks or other lending institutions or the financing of the Offer or the Merger or any other business combination involving the Company or (vii) in the case of any of the situations described in clauses (i) through (vi) above existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

        (e) a tender or exchange offer for some or all of the Shares shall have been publicly proposed to be made or shall have been made by another person (including the Company or any of its subsidiaries or affiliates), or it shall have been publicly disclosed or the Purchaser shall have otherwise deemed that (i) any person, entity (including the Company or any of its subsidiaries or affiliates) or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares) through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares) other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the Commission prior to January 2, 1997, (ii) any such person, entity or group which, prior to such date, had filed such a Schedule with the Commission, shall have acquired or proposed to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares) constituting 1% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of shares of any class or series of capital stock of the

    Company (including the Shares) constituting 1% or more of any such class or series, (iii) any person, entity or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer for some or all the Shares or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries or affiliates or (iv) any person, entity or group shall have filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any assets or securities of the Company or any of its subsidiaries; or

        (f) the Company or any of its subsidiaries shall have, directly or indirectly, (i) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, any outstanding Shares or other securities of the Company or any subsidiary thereof (other than as a redemption of the Rights in accordance with the terms of the Rights Agreement as publicly disclosed to be in effect on May 22, 1995), (iii) issued, distributed or sold, or authorized, proposed or announced the issuance, distribution or sale of, (A) any additional Shares, shares of any other class or series of capital stock, other voting securities, or any securities convertible into or exchangeable or exercisable for any of the foregoing, or options, rights or warrants, conditional or otherwise, to acquire any of the foregoing, except for the issuance of up to approximately 1,874,000 Shares assumed to be reserved for issuance prior to December 31, 1995 pursuant to the exercise of then outstanding employee stock options, in accordance with their terms or (B) any other securities or rights in respect of, in lieu of or in substitution or exchange for any shares of its capital stock, (iv) permitted the issuance or sale of any shares of any class of capital stock or other debt or equity securities of any subsidiary of the Company or any securities convertible into or exchangeable or exercisable for any of the foregoing, (v) declared, paid or proposed to declare or pay any dividend or other distribution, whether payable in cash, securities or other property, on, or in respect of, any Shares (other than a distribution of the Rights Certificates or a redemption of the Rights in accordance with the Rights Agreement as publicly disclosed to be in effect on May 22, 1995), (vi) altered or proposed to alter any material term of any outstanding security of the Company or any of its subsidiaries (including the Rights), (vii) issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of, any debt securities or securities convertible into or exchangeable or exercisable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, or otherwise incurred, authorized or proposed the incurrence of, any debt other than in the ordinary course of business and consistent with past practice or any debt containing burdensome covenants, (viii) authorized, recommended, proposed, effected or announced its intention to engage in any merger (other than the Merger), consolidation, liquidation, dissolution, business combination, acquisition (including by way of exchange) of assets or securities, disposition (including by way of exchange) of assets or securities, joint venture, release or relinquishment of any material contract or other rights of the Company or any of its affiliates or any comparable event not in the ordinary course of business, (ix) authorized, recommended, proposed or announced its intent to enter into, or entered into, any agreement or arrangement with any person, entity or group that, in the sole judgment of the Purchaser, has or may have material adverse significance with respect to the value of the Company or any of its affiliates, or the value of the Shares to the Purchaser or any of its affiliates, (x) amended or proposed, adopted or authorized any amendment (other than those amendments to the By-Laws described in the Company's Current Report on Form 8-K filed on January 24,1997 with the Commission, any amendment which provides that the Rights are inapplicable to the Offer and the Merger or is otherwise proposed by the Parent or the Purchaser) to the Charter or the By-Laws or similar organizational documents of the Company or any of its subsidiaries or the Rights Agreement or the Purchaser shall have learned that the Company or any of its subsidiaries shall have proposed or adopted any such amendment that was not disclosed in publicly available filings prior to January 2, 1997, (xi) entered into or amended any employment, severance or similar agreement, arrangement or plan with or for the benefit of any employee of the Company or any of its subsidiaries (other than in the ordinary course of business) or so as to provide for increased or accelerated benefits to employees as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for Shares by the Purchaser or the consummation by the Purchaser or any of its affiliates of the Merger or any other business combination involving the Company, (xii) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its affiliates, or the Purchaser shall have become aware of any such action which shall not have been disclosed in publicly available filings prior to January 2, 1997, (xiii) agreed in writing or otherwise to take any of the foregoing actions, or (xiv) otherwise acted in a manner not in the ordinary course of business consistent with past practice; or

        (g) the Purchaser shall become aware (i) that any material contractual right of the Company or any of its subsidiaries shall be impaired or otherwise adversely affected or that any material amount of indebtedness of the Company or any of its subsidiaries shall become accelerated or otherwise become due or become subject to acceleration prior to its stated due date, in each case with or without notice or the lapse of time or both, as a result of or in connection with the Offer or the consummation by the Purchaser or any of its affiliates of the Merger or any other business combination involving the Company, (ii) of any covenant, term or condition in any of the instruments or agreements of the Company or any of its subsidiaries that, in the sole judgment of the Purchaser, is or may be (whether considered alone or in the aggregate with other such covenants, terms or conditions) materially adverse to either the value of the Company or any of its subsidiaries (including without limitation any event of default that may occur as a result of or in connection with the Offer, the consummation by the Purchaser or any of its affiliates of the Merger or any other business combination involving the Company) or the value of the Shares to the Purchaser or any of its affiliates or the consummation by the Purchaser or any of its affiliates of the Merger or any other business combination involving the Company, or (iii) that any report, document, instrument, financial statement or schedule of the Company filed with the Commission contained, when filed, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; or

        (h) any waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated, or any approval, permit, authorization or consent of any Governmental Entity (including those described or referred to in Section 15) which is required or believed to be appropriate shall not have been obtained on terms satisfactory to the Parent in its sole discretion; or

         (i) (i) the Purchaser or any of its affiliates shall have entered into a definitive agreement or announced an agreement in principle with respect to the Merger or any other business combination with the Company or any of its affiliates or the purchase of any material portion of the securities or assets of the Company or any of its subsidiaries, or (ii) the Purchaser or any of its affiliates and the Company shall have agreed that the Purchaser shall amend or terminate the Offer or postpone the payment for the Shares pursuant thereto;

which, in the sole judgment of the Purchaser with respect to each and every matter referred to above and regardless of the circumstances (including any action or inaction by the Purchaser or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares.

    The foregoing conditions are for the sole benefit of the Purchaser and may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. Any determination by the Purchaser concerning the events described above shall be final and binding upon all parties including tendering shareholders. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    A public announcement will be made of a material change in, or waiver of, such conditions, to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act, and the Offer will be extended in connection with any such change or waiver to the extent required by such rules.

    15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS. GENERAL. Except as set forth below, based upon its examination of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, neither the Purchaser nor the Parent is aware of any licenses or other regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any Governmental Entity that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is the Purchaser's present intention to seek such approval or action. However, the Purchaser does not presently intend to delay the purchase of Shares tendered pursuant to the Offer pending the receipt of any such approval or the taking of any such action (subject to the Purchaser's right to delay or decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Parent or the Purchaser or that certain parts of the businesses of the Company, the Parent or the Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this
Section 15. See Section 14.

    DEFENSIVE TACTICS LITIGATION. The Parent and the Purchaser are commencing the Defensive Tactics Litigation in the United States District Court for the Northern District of Georgia, which names the Company and certain of its directors as defendants and seeks declaratory and injunctive relief in connection with the Offer and the Merger. The Defensive Tactics Litigation asks the court either to invalidate or cause the Company and its Board of Directors to remove several defensive mechanisms embodied in the GBCC and the By-Laws which, absent the relief sought, could effectively prevent the Purchaser from consummating the Offer and the Merger. In particular, the Defensive Tactics Litigation seeks relief including: (i) invalidating and requiring the removal of the "dead-hand pill" restrictions on the grounds that they violate the director defendants' fiduciary duties and violate Georgia law, or, if not, that the Georgia law violates the United States Constitution; (ii) requiring the director defendants to fulfill their fiduciary duties by redeeming the Rights or amending the Rights Agreement to make them inapplicable to the Offer and Merger; (iii) compelling the director defendants to fulfill their fiduciary duties by approving the Offer and the Merger for the purposes of the Georgia Business Combination Statute and the Georgia Fair Price Statute; (iv) declaring that the application of the Georgia Fair Price Statute to the Offer and the Merger would violate the Georgia and United States Constitutions; (v) declaring that the Georgia laws referred to above, as implemented and applied together to the Offer and the Merger, would violate the United States Constitution; (vi) declaring that the Offer and Merger comply with all applicable laws, obligations and agreements; and (vii) preventing the Company, the director defendants and the

Company's other agents from taking any steps to interfere with the Offer and the Merger, including the commencement of judicial proceedings.

    STATE TAKEOVER LAWS. A number of states have adopted takeover laws and regulations which purport to varying degrees to be applicable to attempts to acquire securities of corporations which are incorporated, or which have substantial business operations in or having substantial economic effects, or which have substantial assets, security holders, principal executive offices or principal places of business, in such states. In 1982, the Supreme Court of the United States, in Edgar V. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Act, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. V. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and in particular those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

    The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Other than the Georgia Business Combination Statute and the Georgia Fair Price Statute, the Purchaser does not know whether any of these laws will, by their terms, apply to the Offer and has not complied with any such laws. Should any person seek to apply any such state takeover law to the Offer, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more such state takeover laws is applicable to the Offer, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements. See Section 2.

    The Parent intends to file as soon as practicable after the date hereof with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by the Parent, unless such waiting period is extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. If either the FTC or the Antitrust Division were to request additional information or documentary material from the Parent, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by the Parent with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and in any event the purchase of and payment for Shares will be deferred until ten days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request from the Antitrust Division or the FTC for additional information or documentary material made to the Company will extend the waiting period.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the purchase by the Purchaser of Shares pursuant to the Offer, either of the FTC and the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by the Purchaser or the divestiture of assets of the Parent, its subsidiaries or the Company. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

    Based solely upon an examination of publicly available information relating to the businesses in which the Company is engaged, the Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, what the outcome will be. See
Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

    MARGIN CREDIT REGULATIONS. Federal Reserve Board Regulations G, T, U and X (the "Margin Credit Regulations") restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly thereby. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of the margin stock. Under the Margin Credit Regulations, the Shares are presently margin stock and the maximum loan value thereof is generally 50% of their current market value. The definition of "indirectly secured" contained in the Margin Credit Regulations provides that the term does not include an arrangement with a customer if the lender in good faith has not relied upon margin stock as collateral in extending or maintaining the particular credit.

    16. FEES AND EXPENSES. Salomon Brothers Inc ("Salomon Brothers") is acting as Dealer Manager in connection with the Offer and serving as financial advisor to the Parent and the Purchaser in connection with the proposed acquisition of the Company. The Parent has paid Salomon Brothers a fee of $100,000 and has agreed to pay an additional fee of $250,000, which became payable upon the public announcement of the offer to acquire the Company. Upon the acquisition by the Parent, the Purchaser or another subsidiary of the Parent of the Company, or all or a significant portion of the assets of the Company or more than 10% of the equity securities of the Company, the Parent has agreed to pay Salomon Brothers an additional fee of $1,650,000. The Parent and the Purchaser will also reimburse Salomon Brothers for reasonable out-of-pocket expenses, including reasonable attorneys' fees and expenses, and have also agreed to indemnify Salomon Brothers against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

    The Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent and IBJ Schroder Bank & Trust Company to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Purchaser and the Parent have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

    The Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Dealer Manager and the Information Agent). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

    17. MISCELLANEOUS. The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of all Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, the Purchaser may in its discretion take such actions as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Salomon Brothers Inc, the Dealer Manager, or one more registered brokers or dealers that are licensed under the laws of such jurisdiction.

    The Purchaser and the Parent have filed with the Commission a Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission (except that they will not be available at the regional offices of the Commission) in the manner set forth in
Section 7 of this Offer to Purchase.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR THE PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                          I.H.H. Corp.

January 27, 1997

                                                                      SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                        OF THE PURCHASER AND THE PARENT

    1. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The name and position with the Purchaser of each director and executive officer of the Purchaser are set forth below. The other required information with respect to each such person is set forth under "Directors and Executive Officers of the Parent" below. All directors and executive officers listed below are citizens of the United States.

NAME                                                               POSITION
----------------------------------------------  ----------------------------------------------

Thomas R. Miklich.............................  Director, President, Treasurer and Assistant
                                                Secretary

Gerald B. Blouch..............................  Vice President, Secretary and Assistant
                                                Treasurer

    2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT. The name, business address, present principal occupation or employment and material occupations, positions, offices or employments during the last five years of each director and executive officer of the Parent and certain other information are set forth below. Unless otherwise indicated, the business address of each such director and executive officer is c/o Invacare Corporation, 899 Cleveland Street, P.O. Box 4028, Elyria, Ohio 44036. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with the Parent. All directors and executive officers listed below are citizens of the United States, except that Benoit Juranville is a citizen of France.

                                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                                                   MATERIAL OCCUPATIONS, POSITIONS, OFFICES OR EMPLOYMENT
NAME AND ADDRESS                                               HELD DURING THE LAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------

A. Malachi Mixon, III.....................  A. Malachi Mixon, III, has been Chief Executive Officer and a
                                            Director of the Company since 1979 and Chairman of the Board since
                                            1983. Mr. Mixon also served as President from 1979 until November of
                                            1996. Mr. Mixon also serves as a Director of The Lamson & Sessions
                                            Co., Cleveland, Ohio, a New York Stock Exchange listed company and a supplier of engineered thermoplastic products, The Sherwin-Williams
                                            Company, Cleveland, Ohio, a New York Stock Exchange listed company and a manufacturer and distributor of coatings and related products,
                                            NCS HealthCare, Inc., a NASDAQ listed company and a provider of pharmacy services to long term care institutions and PRIMUS, a
                                            Cleveland-based venture capital company. Mr. Mixon also serves as a
                                            Trustee of The Cleveland Clinic Foundation, Cleveland, Ohio, one of
                                            the world's leading teaching and health care institutions.

Frank B. Carr.............................  Frank B. Carr has been a Director since 1982. From 1983 to 1996, when he retired, Mr. Carr was a Managing Director of McDonald & Company
                                            Securities, Inc., Cleveland, Ohio, an investment banking and brokerage firm, and a partner in its predecessor firm (McDonald &
                                            Company) since 1968. Mr. Carr

                                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                                                   MATERIAL OCCUPATIONS, POSITIONS, OFFICES OR EMPLOYMENT
NAME AND ADDRESS                                               HELD DURING THE LAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------
                                            also serves as a Director of Brush Wellman Inc., Cleveland, Ohio, a
                                            New York Stock Exchange listed company and a producer of engineered materials containing beryllium, and Preformed Line Products Company,
                                            Cleveland, Ohio, a supplier of supports and connectors for electric power and communications lines.

Michael F. Delaney........................  Michael F. Delaney has been a Director since 1986. From 1992 to the
  Paralyzed Veterans of America             present, Mr. Delaney has been the Associate Director of Development
  801 18th Street, N.W.                     of the Paralyzed Veterans of America, Washington, D.C.
  Washington, D.C. 20006

Dr. Bernadine P. Healy....................  Dr. Bernadine P. Healy has been a Director since 1996. From 1995 to
  College of Medicine                       the present, Dr. Healy has been the Dean of the College of Medicine
  The Ohio State University                 and Professor of Medicine at The Ohio State University, Columbus,
  Columbus, OH 43210                        Ohio. From 1994 to 1995, Dr. Healy served as Senior Policy Advisor of the Page Center for Health and Science Policy Studies at The
                                            Cleveland Clinic Foundation, Cleveland, Ohio and from 1991 to 1993 served as Director of the National Institutes of Health in Bethesda,
                                            Maryland. From 1985 to 1991, Dr. Healy served as the Chairman of the
                                            Research Institute of The Cleveland Clinic Foundation, Cleveland,
                                            Ohio. Dr. Healy also serves as Trustee of the Battelle Memorial
                                            Institute in Columbus, Ohio. Dr. Healy also serves as a director of
                                            Medtronic, Inc. a New York Stock Exchange listed Company and producer of cardiac pacemakers and on the Board of National City Corporation,
                                            Cleveland, Ohio, a New York Stock Exchange listed Company and a bank holding company.

Francis J. Callahan, Jr...................  Francis J. Callahan, Jr., has been a Director since 1980. From 1958
  Crawford Fitting Company                  to the present, Mr. Callahan has been President of Crawford Fitting
  29500 Solon Road                          Company, Cleveland, Ohio, a manufacturer of tube fittings and valves.
  Solon, OH 44139                           Mr. Callahan also serves as a Trustee of The Cleveland Clinic
                                            Foundation, Cleveland, Ohio.

Whitney Evans.............................  Whitney Evans has been a Director since 1980. From 1980 to the
  Pine Tree Investments, Inc.               present, Mr. Evans has been a private investor. From 1980 to the
  4480 Grove Street                         present, Mr. Evans has been Vice President of Pine Tree Investments,
  Sonoma, CA 95476                          Inc., Cleveland, Ohio, a business and a real estate investment firm.
                                            From 1987 to 1995, Mr. Evans served as the President of Harmony
                                            Group, Sonoma, California, a consultant to non-profit organizations.

Dan T. Moore, III.........................  Dan T. Moore, III has been a Director since 1980. Since 1993, Mr.
  Perfect Impression                        Moore has served as President of Perfect Impression, Cleveland, Ohio,
  12801 Coit Road                           a manufacturer of a polymer footbed that molds to the exact contours
  Cleveland, OH 44108                       of the foot using a brief microwave heating system. Since 1993, Mr.
                                            Moore has served as Managing Partner of Whiskey Island Partners, which is developing a marina complex on 35 acres of land on

                                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                                                   MATERIAL OCCUPATIONS, POSITIONS, OFFICES OR EMPLOYMENT
NAME AND ADDRESS                                               HELD DURING THE LAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------
                                            Cleveland's Lakefront. Since March 1993, Mr. Moore has been Chairman and Treasurer of Advanced Ceramics Corporation, a closely-held manufacturer of industrial ceramic products. From 1979 to the present, Mr. Moore has been President of Dan T. Moore Co., Cleveland,
                                            Ohio. Since 1988, Mr. Moore has also served as President of
                                            Soundwich, Inc., Cleveland, Ohio, a closely-held company that produces polymers for damping sheet metal engine components and since
                                            1985 has served as President of Flow Polymers, Inc., a manufacturer of homogenizing aids for rubber tire compounds.

E. P. Nalley..............................  E. P. Nalley has been a Director since 1983. From 1987 to 1991, when he retired, Mr. Nalley was the Company's Senior Vice President--Sales
                                            and Assistant to the President. Mr. Nalley is now a private investor.
                                            Mr. Nalley also serves as a Director of Royal Appliance Manufacturing
                                            Co., Cleveland, Ohio, a New York Stock Exchange listed manufacturer of vacuum cleaners.

Joseph B. Richey, II......................  Joseph B. Richey, II has been a Director since 1980. In 1992 he was named President--Invacare Technologies and Senior Vice
                                            President--Total Quality Management. From 1989 to 1992, he was Senior
                                            Vice President and General Manager--North American Operations and was
                                            Senior Vice President and General Manager--Rehabilitation and
                                            Respiratory Division from 1984 to 1989. Mr. Richey also serves as a
                                            Director of Steris Corporation, Cleveland, Ohio, a NASDAQ listed manufacturer and distributor of medical sterilizing equipment, a
                                            Director of Royal Appliance Manufacturing Co., Cleveland, Ohio, a New
                                            York Stock Exchange listed manufacturer of vacuum cleaners, and a
                                            Director of Unique Mobility Inc., Golden, Colorado, an American Stock
                                            Exchange listed engineering concern and manufacturer of high efficiency permanent magnet motors and electronic controls.

William M. Weber..........................  William M. Weber has been a Director since 1988. In 1994, Mr. Weber
  Roundcap L.L.C.                           became President of Roundcap L.L.C. and a principal of Roundwood
  25800 Science Park Drive                  Capital, a partnership that invests in public and private companies.
  Beachwood, OH 44122                       From 1968 to 1994, Mr. Weber was President of Weber, Wood, Medinger,
                                            Inc., Cleveland, Ohio, a commercial real estate brokerage and consulting firm.

Gerald B. Blouch..........................  Gerald B. Blouch was named President in November 1996 and has been
                                            Chief Operating Officer since December 1994 and Chairman--Invacare
                                            International since December 1993. Previously, Mr. Blouch was
                                            President--Home Care Division from March 1994 to December 1994 and
                                            Senior Vice President--Home Care Division from September 1992 to
                                            March 1994. Mr. Blouch served as Chief Financial Officer from May
                                            1990 to May 1993 and Treasurer from March 1991 to May 1993.

                                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                                                   MATERIAL OCCUPATIONS, POSITIONS, OFFICES OR EMPLOYMENT
NAME AND ADDRESS                                               HELD DURING THE LAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------
Thomas R. Miklich.........................  Thomas R. Miklich has been Chief Financial Officer, General Counsel and Treasurer since May 1993 and in September 1993 was named
                                            Secretary. Previously, Mr. Miklich was Executive Vice President and
                                            Chief Financial Officer of Van Dorn Company from 1991 to 1993, and
                                            Chief Financial Officer of The Sherwin-Williams Company from 1986 to
                                            1991.

Benoit Juranville.........................  Benoit Juranville has been President--Invacare Europe since December
                                            1993 and previously was President of Poirier S.A. which was purchased by Invacare in 1992. He was added to the company's Executive
                                            Committee in December of 1994. Mr. Juranville has also been Chairman and Chief Executive Officer of Jufine S.A. (France), a management consulting company, since January 1995. From 1983 through 1992, Mr.
                                            Juranville was Chairman of the Board and Managing Director of
                                            Poirier, S.A.

Louis F. J. Slangen.......................  Louis F. J. Slangen was named Senior Vice President--Sales &
                                            Marketing in December 1994 and from September 1989 to December 1994 was Vice President--Sales and Marketing. Mr. Slangen was previously
                                            Vice President and General Manager--Rehab Division from 1992 to 1994.

M. Louis Tabickman........................  M. Louis Tabickman was named Group Vice President--Rehab Products in
                                            August 1995. Mr. Tabickman has been an officer since July 1985 and was named President--Invacare Canada in March, 1994. Previously, Mr.
                                            Tabickman was Vice President & General Manager--Power Business Unit
                                            from December 1994 to August 1995, Vice President and General
                                            Manager-- Invacare Canada from September 1992 to March 1994 and Vice
                                            President and General Manager of Service and Distribution from July
                                            1985 until September 1992.

Thomas J. Buckley.........................  Thomas J. Buckley was named Group Vice President-- Standard Products in August 1995. Mr. Buckley was previously General Manager of Manual
                                            Wheelchairs from December 1994 to August 1995. From November 1993 to
                                            December 1994 Mr. Buckley was the Business Unit Leader of the Bed
                                            Products and Pressure Relief Business Units. Before this period, Mr.
                                            Buckley served as Director of Distribution.

Donald P. Andersen........................  Mr. Donald P. Andersen has been Group Vice President-- Respiratory
                                            Products since 1996. Prior to that, Mr. Andersen was Senior Director and General Manager of the Cryogenic Division for Puritan-Bennett
                                            Corporation from 1993 to 1996 and Eastern Regional Manager for
                                            Puritan-Bennett Corporation from 1989 to 1993.

                                                                     SCHEDULE II

          TRANSACTIONS IN SHARES DURING THE PAST 60 DAYS BY THE PARENT
                  (ALL PURCHASES WERE MADE ON THE OPEN MARKET)

             NUMBER OF    PRICE PER
   DATE       SHARES        SHARE
----------  -----------  -----------
   12/9/96      13,000       8.8750
  12/11/96      31,000       9.1450
  12/13/96      16,000       9.2500
  12/16/96      20,000       9.2500
  12/16/96       3,000       9.1250

    On January 2, 1997, the Parent contributed 100 Shares to the Purchaser in exchange for 100 shares of common stock, par value $0.01 per share, of the Purchaser.

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and/or Rights and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        THE DEPOSITARY FOR THE OFFER IS:
                       IBJ SCHRODER BANK & TRUST COMPANY

          BY MAIL:              BY FACSIMILE TRANSMISSION:        BY HAND OR OVERNIGHT
                                                                        DELIVERY:

         P.O. Box 84                  (212) 858-2611                One State Street
    Bowling Green Station          Attn: Reorganization         New York, New York 10004
     New York, New York            Operations Department       Attn: Securities Processing
         10274-0084
                                                                  Window, Subcellar One
    Attn: Reorganization           CONFIRM FACSIMILE BY
    Operations Department               TELEPHONE:
                                      (212) 858-2103

    Any questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                        [MACKENZIE PARTNERS, INC. LOGO]

                                156 Fifth Avenue
                               New York, NY 10010
                         (212) 929-5500 (call collect)
                                       or
                         CALL TOLL-FREE: (800) 322-2885

                      THE DEALER MANAGER FOR THE OFFER IS:

                              SALOMON BROTHERS INC

                            Seven World Trade Center
                            New York, New York 10048
                         (212) 783-6592 (Call Collect)